UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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TXU CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TXU Corp.

Notice of Annual Meeting

of Shareholders and

Proxy Statement

Annual Meeting of Shareholders:

Friday, May 19, 2006, at 9:30 a.m.

Morton H. Meyerson Symphony Center

2301 Flora Street

Dallas, Texas 75201

Whether or not you will be able to attend the annual meeting, please vote your shares promptly so that you may be represented at the meeting.

TXU Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 5, 2006

To the Shareholders of TXU Corp.:

The annual meeting of shareholders of TXU Corp. will be held at the Eugene McDermott Concert Hall of the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas on Friday, May 19, 2006 at 9:30 a.m. for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To approve the selection of auditor for the year 2006;

3.	To approve an amendment to the Company’s restated bylaws to provide for a range of the number of directors;

4.	To approve the Company’s restated certificate of formation; and

5.	To consider a shareholder proposal related to electing directors by majority vote, if properly presented at the meeting.

The Board of Directors has fixed the close of business on March 21, 2006 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

Whether or not you will be able to attend the meeting, PLEASE VOTE YOUR SHARES PROMPTLY BY EITHER SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD OR CASTING YOUR VOTE VIA TELEPHONE OR THE INTERNET AS DIRECTED ON THE PROXY CARD. No postage need be affixed to the enclosed reply envelope if it is mailed in the United States.

Kim K.W. Rucker

Senior Vice President,

Secretary and Chief Governance Officer

TXU Corp.

1601 Bryan Street

Dallas, Texas 75201-3411

PROXY STATEMENT

April 5, 2006

GENERAL INFORMATION

A proxy in the accompanying form is solicited by the Board of Directors (Board) of TXU Corp. (Company) for use at the annual meeting of shareholders to be held in the Eugene McDermott Concert Hall of the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas on Friday, May 19, 2006 at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying Notice.

The close of business on March 21, 2006 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote                      shares of Company common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

Any shareholder may exercise cumulative voting rights in the election of directors if the shareholder gives written notice of such intention to the Secretary of the Company at 1601 Bryan Street, Dallas, Texas 75201-3411 on or before the day before the meeting. When this right has been exercised, shareholders are entitled to one vote for each share held multiplied by the number of directors to be elected and may cast all such votes for a single nominee or spread such votes among the nominees in any manner desired.

This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about April 5, 2006.

Instead of receiving shareholder meeting materials including notices of shareholder meetings, proxy statements and annual reports in the mail, shareholders were offered the opportunity to receive their shareholder meeting materials via the Internet. Shareholders who consent to electronic delivery of shareholder meeting materials will receive an e-mail notice when the notice of a shareholder meeting, proxy statement and annual report are available on-line on the Company’s website at www.txucorp.com. Electronic delivery of the shareholder meeting materials saves the Company the cost of producing and mailing documents to shareholders’ homes or businesses and eliminates the amount of paper documents shareholders maintain in their personal files. Shareholders of record (shareholders who hold their shares in their own name through the Company’s transfer agent, American Stock Transfer & Trust Company) may elect electronic delivery of future meetings’ materials by going to the transfer agent’s website at www.amstock.com, selecting “account access” and following the instructions. If a shareholder holds shares in street name (that is, if the shares are held by a bank, broker, or other holder of record), the shareholder should contact the bank, broker or other holder for information about electronic delivery of materials. An electronic delivery election will be effective until cancelled. A registered shareholder who has elected electronic delivery may cancel the electronic delivery option and elect to receive hard copies of future proxy statements and annual reports by revisiting the transfer agent’s website at www.amstock.com. A shareholder who holds shares of the Company’s common stock in street name should contact the applicable bank, broker or other holder for information about how to cancel electronic delivery. In addition, whether or not electronic delivery is elected, hard copies of the notice of annual meeting of shareholders, proxy statement and annual report are available upon request to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

The cost of soliciting proxies will be borne by the Company. In addition to use of postal services or the Internet, proxies may be solicited by directors, officers and regular employees (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) of the Company in person or by telephone. The Company has hired D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $9,500 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by voting their shares promptly.

Shareholders of record may vote by one of the following methods: (i) completing and signing the proxy card and mailing it in the enclosed postage-paid envelope; (ii) calling the toll-free telephone number (1-800-PROXIES) provided on the proxy card; or (iii) voting on the Internet at the website www.voteproxy.com. Voting by telephone is not available to shareholders outside of the United States. Complete instructions for voting by any of the above methods are included on the proxy card. Shareholders who hold their shares in street name should refer to information forwarded to them by such bank, broker, or holder of record for their voting options.

The shares represented by any proxy duly given as a result of this request will be voted in the manner directed by the shareholder. If no direction is given, the proxy will be voted FOR Items 1 through 4 and AGAINST Item 5. The proxy will be voted in the discretion of the persons named in the proxy on any other matters which may come before the meeting. Any proxy given pursuant to this solicitation is revocable at the option of the person executing the same, before its exercise at the annual meeting, by calling the toll-free telephone number listed above, by accessing the Internet website www.voteproxy.com, or by providing written notice to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will generally be kept private and not disclosed to the Company.

The presence in person or by proxy of the holders of a majority of the shares of the Company common stock entitled to vote shall constitute a quorum necessary to transact business at the meeting. Subject to the provisions of the Company’s Corporate Governance Guidelines described below, directors are elected by plurality of the votes cast at the meeting; abstentions, withholds and non-votes, as described below, will have no effect. The approval of the restated certificate of formation will require the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares. The approval of the amendment to the restated bylaws, the approval of the selection of auditor and the adoption of the shareholder proposal requires the affirmative vote of a majority of the shares represented at the meeting. Abstentions, withholds and non-votes, i.e., shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matters, will have the same effect as negative votes.

The Company’s Corporate Governance Guidelines provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Governance Committee of the Board would then consider the resignation offer and recommend to the Board whether to accept it. The Board would then act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a filing with the Securities and Exchange Commission (SEC).

SHAREHOLDERS’ PROPOSALS FOR THE 2007 ANNUAL MEETING

All proposals from shareholders for inclusion in the Company’s 2007 proxy statement relating to the annual meeting scheduled for May 18, 2007 must be received by the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on December 6, 2006.

The Company’s restated bylaws require advance notice for any business to be brought before a meeting of shareholders. For business to be properly brought before the 2007 annual meeting by a shareholder (other than in connection with the election of directors; see “Election of Directors” below), written notice of the shareholder proposal must be received by the Secretary of the Company between February 8, 2007 and March 5, 2007. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The shareholder’s notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement may be obtained from the Secretary of the Company at the address provided above or on the Company’s website.

In addition, the rules of the SEC allow the Company to use discretionary voting authority to vote on any matter coming before the 2007 annual meeting of shareholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by February 19, 2007.

ELECTION OF DIRECTORS

Director Selection

As provided in its charter, the Nominating and Governance Committee of the Board of Directors is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election as directors of the Company. The Nominating and Governance Committee’s policy is to consider recommendations for such nominees including those submitted by shareholders, on the bases described below. In this regard, shareholders may recommend nominees by writing to the Nominating and Governance Committee c/o the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411. Such recommendations will be promptly provided to the Nominating and Governance Committee chair. Recommendations to be considered by the Nominating and Governance Committee for inclusion in the Company’s proxy for the next annual meeting scheduled for May 18, 2007, must be received by the Secretary of the Company not later than the close of business on December 6, 2006.

In identifying and evaluating nominees, the Nominating and Governance Committee may consult with members of the Board, Company management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Nominating and Governance Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Board’s criteria for membership as follows: (i) not less than a majority of directors shall satisfy the New York Stock Exchange (NYSE) independence requirements; (ii) all directors shall possess strong character; business acumen; high personal and professional ethics, integrity and values; practical wisdom and mature judgment; commitment to representing the long-term interests of the Company; relevant knowledge and experience; and the willingness to devote sufficient time to carrying out their duties and responsibilities effectively; and (iii) consideration will be given to the Board’s desire for directors with diverse backgrounds and interests.

As previously disclosed, during 2005 and early 2006, the following former directors of the Company retired from the Board: Messrs. Derek C. Bonham, William H. Griffin and Erle Nye and Dr. Herbert H. Richardson. Pursuant to the Company’s Restated Bylaws, the resulting vacancies on the Board were filled by the members of the Board. Messrs. Leldon E. Echols, Gerardo I. Lopez, Leonard H. Roberts and Glenn F. Tilton were elected by the Board to fill the vacancies.

The Company’s Corporate Governance Guidelines provide that no director may stand for election to the Board after reaching age 72, unless the Board determines that granting an exception to this policy would be in the best interests of the Company.

The policy of the Board is that directors should attend the Company’s annual meetings of shareholders. All of the directors attended the 2005 annual meeting.

It is the intent of the Board that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereinafter, unless authority is withheld. All of the nominees are current members of the Board. The persons named in the proxy may cumulate the votes represented thereby and in case any nominee shall become unavailable, which the Board has no reason to anticipate, may vote for a substitute.

Legal Proceedings

On October 23, 2002, a derivative lawsuit was filed by a purported shareholder on behalf of the Company in the 116th Judicial District Court of Dallas County, Texas, against the Company, Erle Nye, Michael J. McNally, David W. Biegler, J.S. Farrington, William M. Griffin, Kerney Laday, Jack E. Little, Margaret M. Maxey, J. E. Oesterreicher, Charles R. Perry and Herbert H. Richardson. The plaintiff alleged breach of fiduciary duty, abuse of control, mismanagement, waste of corporate assets, and breach of duties of loyalty and good faith. The named individual defendants are current or former officers and/or directors of the Company. The plaintiff in such suit failed to make a demand upon the directors as is required by law and the Company never agreed to waive the requirements for such a demand nor took any action inconsistent with insistence upon a demand. The defendants filed pleadings seeking to have the case dismissed due to plaintiff’s failure to make the statutorily required pre-suit demand, however the Court had not ruled on the requested dismissal when the parties reached an agreement in principle to settle this litigation. The settlement is subject to the execution of mutually agreed settlement documents and submission of the proposed settlement to the Court for approval. The proposed settlement is expected to be submitted to the court for approval in the first quarter of 2006.

Nominees

The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

Name	Age	Served as director since	Business experience

E. Gail de Planque (3)(4)(5)	61	2004

President, Strategy Matters, Inc. (since 2000) and Director, Energy Strategists Consultancy Limited (since 1998), each providing consulting services to the energy and nuclear industries; Commissioner, U.S. Nuclear Regulatory Commission (1991 – 1995); prior thereto Director (1987 – 1991) and Deputy Director (1982 – 1987), Environmental Measurements Laboratory of the U.S. Department of Energy. Director of BNG America, Landauer, Inc., Northeast Utilities, BHP Billiton Plc and BHP Billiton Ltd.

Name	Age	Served as director since	Business experience

Leldon E. Echols (1)(6)	50	2005

Executive Vice President and Chief Financial Officer, Centex Corporation (home builder), since June 1, 2000; prior thereto Managing Partner, Audit Practice for North Texas, Colorado and Oklahoma Region, Arthur Andersen LLP (1997 – 2000).

Kerney Laday (2)(3)(4)(6)	64	1993

President, The Laday Company (management consulting and business development) since July 1995; prior thereto Vice President, field operations, Southern Region, U. S. Customer Operations, Xerox Corporation (January 1991 – June 1995); prior thereto Vice President and region general manager, Xerox (1986 – 1991).

Jack E. Little (1)(2)(5)	67	2001

Retired President and Chief Executive Officer, Shell Oil Company (oil and gas exploration) since July 1999; prior thereto President and Chief Executive Officer, Shell Oil Company (1998 – 1999); prior thereto President and Chief Executive Officer, Shell Exploration & Production Company (1995 – 1998). Director of Noble Corporation.

Gerardo I. Lopez (4)(6)	46	2006

Senior Vice President, and President, Global Consumer Products, Starbucks Corporation (retail coffee products) since September 2004; prior thereto President, Handleman Entertainment Resources (2001 – 2004); prior thereto Senior Vice President and General Manager, Handleman Entertainment Resources (2000 – 2001); prior thereto President, International Division, International Home Foods (1999 – 2000); prior thereto Senior Vice President and General Manager, SouthWest Brands, International Home Foods (1997 – 1999).

J. E. Oesterreicher (1)(2)(3)(6)	64	1996

Retired Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (retailer) since September 2000; prior thereto Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (January 1997 – September 2000); prior thereto Vice Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. (January 1995 – January 1997); prior thereto President, J. C. Penney Stores and Catalog (1992 – 1995). Director of Brinker International, Inc.

Name	Age	Served as director since	Business experience

Michael W. Ranger (3)	48	2003

Senior Managing Director, Diamond Castle Holdings, LLC (private equity investments) since 2004; prior thereto consultant to CSFB Private Equity, overseeing private equity investments in the energy and power industries, (2002 – 2004); prior thereto Managing Director, Investment Banking, of Credit Suisse First Boston (2000 – 2001); prior thereto Managing Director and Group Head of Global Energy and Power Group, Investment Banking, of Donaldson, Lufkin & Jenrette Securities Corporation (1990 – 2000).

Leonard H. Roberts (1)(2)(6)	57	2005

Chairman of the Board, RadioShack Corporation (consumer electronics) since May 1999; prior thereto Chief Executive Officer, RadioShack Corporation (January 1999 – May 2005); prior thereto President, RadioShack Corporation (December 1995 – December 2000). Director of RadioShack Corporation and J. C. Penney Company, Inc.

Glenn F. Tilton (3)(4)(5)	58	2005

Chairman, President and Chief Executive Officer, UAL Corporation and United Air Lines, Inc., a wholly owned subsidiary of UAL Corporation (air transportation) since September 2002; prior thereto Non-Executive Chairman, Dynegy, Inc. (May 2002 – September 2002); prior thereto Vice Chairman, ChevronTexaco Corporation (October 2001 – August 2002); prior thereto Chairman and Chief Executive Officer, Texaco Inc. (February 2001 – October 2001); prior thereto President, Texaco’s Global Business Unit (1997 – 2001). Director of Lincoln National Corporation, UAL Corporation and United Air Lines, Inc.

C. John Wilder (2)(5)	48	2004

Chairman, President and CEO of the Company since May 2005; prior thereto President and Chief Executive of the Company (February 2004 – May 2005); prior thereto Executive Vice President and Chief Financial Officer of Entergy Corporation (1998 – 2004). Director of TXU Electric Delivery Company and TXU Energy Company LLC.

(1)	Member of Audit Committee.
(2)	Member of Executive Committee.
(3)	Member of Finance and Business Development Committee.
(4)	Member of Nominating and Governance Committee.
(5)	Member of Nuclear Committee.
(6)	Member of Organization and Compensation Committee.

INDEPENDENCE OF DIRECTORS

In order for a director to be considered independent under NYSE regulations, the Board must determine that such director has no material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has such a relationship. To assist it in its determinations regarding the independence of its members, the Board has adopted the following categorical standards which reflect and give effect to the independence requirements of the NYSE:

1.	When assessing the materiality of a director’s relationship with the Company, the Board will consider the issue not only from the standpoint of the director, but also from the standpoint of persons and organizations with whom the director has an affiliation. In each case, the Board will consider all the relevant facts and circumstances. Trivial or de minimis affiliations or connections to the Company generally will not cause the Board to determine that the director is not independent. For relationships that are either not covered by, or do not satisfy these standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors satisfying the independence standards.

2.	A director is not independent if the director is, or has been within the last three years, an employee, or whose immediate family member (as defined below) is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or Chief Executive or other executive officer shall not disqualify a director from being considered independent immediately following such employment.

3.	A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Board and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service). In determining independence under this test, the Board may also consider any consulting arrangement between the Company and a director. Compensation received by a director for former service as an interim Chairman or Chief Executive or other executive officer will not be considered in determining independence under this test. Also, compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

4.	A director is not independent if (a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

5.	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

6.

A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-

back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member will not be considered. Also, relationships involving a director’s affiliation with another company that account for lesser amounts than those specified in this item 6 will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods or services or in connection with other contractual arrangements (i) are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties, or (ii) involve the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.

7.	Contributions to tax exempt organizations will not be considered “payments” for purposes of item 6 above, provided, however, that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Board will also consider that a director’s independence may be jeopardized if the Company makes substantial contributions to tax exempt organizations with which a director is affiliated.

For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. The term “immediate family member” does not include stepchildren who do not share a stepparent’s home or the in-laws of such stepchildren. When applying the three-year look back provisions provided for in items 2 through 6 above, the Board will not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated. In addition, references to the “Company” in this Independence of Directors section include any subsidiary of the Company.

In addition to satisfying the above independence requirements, a director who serves as a member of the Audit Committee of the Board may not (i) accept directly or indirectly any consulting, advisory or compensatory fee from the Company, other than in that director’s capacity as a member of the Board or any of the Board’s committees or (ii) be an affiliated person of the Company apart from the affiliation occasioned by the director’s service as a member of the Board or any of the Board’s committees. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service. A director would be deemed an affiliated person of the Company if that director, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The beneficial ownership of 10% or less of the voting equity stock of the Company does not constitute control for this purpose.

Based on the application of the foregoing standards and pursuant to the requirements of the NYSE and SEC, the Board has determined that:

(i)	The following directors are independent: Messrs. Echols, Laday, Lopez, Oesterreicher, Roberts and Tilton and Drs. de Planque and Little;

(ii)	All of the members of the Audit Committee, the Nominating and Governance Committee and the Organization and Compensation Committee are independent; and

(iii)	All of the members of the Audit Committee are “Audit Committee Financial Experts” as defined in Item 401(h) of Regulation S-K promulgated under the Securities Act and in compliance with the requirements of Section 303A of the NYSE Listed Company Manual, all members of the Audit Committee are independent and are financially literate as such qualification is interpreted by the Board in its business judgment.

MEETINGS OF THE BOARD AND ITS COMMITTEES

The standing committees of the Board and the membership of each committee are shown on pages 4, 5 and 6. The Board has adopted a written charter for each standing committee (other than the Executive Committee as described below). These charters are maintained on the Company’s website at www.txucorp.com.

Board of Directors

During 2005, the directors attended a total of 97% of the meetings of the Board and the Committees on which they serve and no director attended less than 90% of those meetings.

During 2005, the Board held a total of twelve meetings. Non-management directors (those directors who are not Company officers) meet separately from the management directors of the Board at least quarterly. Dr. Jack E. Little, who was selected as the lead director of the Board effective in November 2004 presides at these meetings of non-management directors. In the event that the non-management directors include directors who are not independent, the independent directors meet separately in executive session at least once per year.

Audit Committee

The Audit Committee is a separately-designated standing audit committee as required by SEC regulations and NYSE rules. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to (i) the integrity of the financial statements of the Company; (ii) the compliance by the Company with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditor; and (v) the Company’s system of internal controls over financial reporting, accounting, legal compliance and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the Company’s financial statements. The Audit Committee held fourteen meetings during 2005.

Executive Committee

The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board. The Executive Committee did not meet during 2005.

Finance and Business Development Committee

During 2005, the Finance Committee and the Business Development Committee were combined to form the Finance and Business Development Committee. The Finance and Business Development Committee (i) reviews and recommends to the Board new business opportunities, proposed acquisitions and divestitures and other similar transactions; (ii) reviews and recommends to the Board major financial undertakings and policies and corporate financing plans; and (iii) assists the Board in fulfilling its fiduciary responsibilities relating to the Company’s financial policies, plans and programs. During 2005, prior to the combination of the Finance Committee and Business Development Committee, the Finance Committee held two meetings and the Business Development Committee held three meetings. Following the combination of the Committees, the Finance and Business Development Committee held two meetings.

Nominating and Governance Committee

The Nominating and Governance Committee (i) identifies individuals qualified to become Board members and recommends to the Board the nominees to stand for election as directors; (ii) oversees, and assumes a leadership role in, the governance of the Company including recommending Corporate Governance Guidelines for the Board’s consideration; (iii) leads the Board in its annual evaluation of its performance; and (iv) recommends to the Board nominees for each committee of the Board. The Nominating and Governance Committee held seven meetings during 2005.

Nuclear Committee

The Nuclear Committee reviews and makes reports and recommendations to the Board in connection with the operation of the Company’s nuclear generating units. The Nuclear Committee held seven meetings during 2005.

Organization and Compensation Committee

The Organization and Compensation Committee (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer (CEO), evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation; (ii) oversees the evaluation of executive officers (and other senior officers and key employees) other than the CEO and reviews, determines and approves their compensation levels, (iii) oversees and makes recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices; (iv) reviews and discusses with the Board executive management succession planning; (v) makes recommendations to the Board with respect to the compensation of the Company’s outside directors; and (vi) produces the Organization and Compensation Committee’s report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement. The Organization and Compensation Committee held nine meetings during 2005.

COMPENSATION OF DIRECTORS

Based on an analysis performed by the Organization and Compensation Committee’s independent compensation consultant, the directors’ compensation was changed in 2005. Except as described herein, each director was compensated in 2005, effective July 1, 2005, by a Board retainer at the annual rate of $45,000 plus $1,500 for each Board meeting attended and $1,250 for each Committee meeting attended and an annual grant of $60,000 of Company common stock. Non-chair members of the Audit Committee and the Nuclear Committee received an annual fee of $5,000 and the chairs of the Audit Committee and the Nuclear Committee received an annual fee of $10,000. The chairs of other Committees received an annual fee of $5,000. The lead director received an annual fee of $10,000. Prior to July 1, 2005, the annual Board retainer was $36,000 without an annual grant of Company common stock and members of the Nuclear Committee and the Business Development Committee received annual retainers of $5,000, members of the Audit Committee received an annual retainer of $2,000 and chairs of each Committee received an additional fee of $500 for service as chair at each meeting attended. Directors who are officers, or former officers, of the Company do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors and may be permitted to use Company aircraft for travel related to their services as directors.

In conjunction with the compensation changes effective July 1, 2005, the Board has adopted stock ownership requirements for its members. In general, it is expected that each Director will hold common stock of the Company having a value of at least (i) $75,000 within two years of joining the Board and (ii) $150,000 within four years of joining the Board. The first assessment of compliance with these requirements will be as of June 30, 2007.

Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the TXU Deferred Compensation Plan for Outside Directors (Directors’ Plan). Prior to July 1, 2005, amounts deferred were matched by the Company on the basis of $1.50 for each $1.00 deferral. Effective July 1, 2005, the Directors’ Plan was amended to eliminate the Company’s matching contribution and to allow deferral of the equity grant. Under the Directors’ Plan, a trustee purchases Company common stock with an amount of cash equal to each participant’s deferred retainer and matching amount prior to July 1, 2005, and accounts are established for each participant containing performance units equal to such number of shares of Company common stock. Directors’ Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant’s maturing accounts is paid in cash based on the then current value of the performance units. Deferrals under the Directors’ Plan made after December 31, 2004, are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A). Section 409A was enacted as part of the American Jobs Creation Act of 2004 and substantially changes the federal income tax rules associated with the deferral of income under nonqualified deferred compensation arrangements. A transitional relief period is currently in effect during which plans are required to operate in good faith compliance with Section 409A. The Internal Revenue Service and the Treasury Department have issued certain interim and proposed guidance and are expected to issue final regulations for Section 409A compliance. During this transitional relief period, which has been extended through December 31, 2006, plans may be amended to comply with Section 409A. Accordingly, certain provisions of the Directors’ Plan will be modified in order to comply with Section 409A and such guidance.

In November 2002, affiliates of CSFB Private Equity acquired $750 million of exchangeable subordinated notes of the Company’s wholly-owned subsidiary, TXU Energy Company LLC. In connection with this investment, the CSFB affiliates were given the right to designate one person for election to the Company’s Board. As a result, Michael W. Ranger, who was then a consultant to CSFB Private Equity, was appointed to the Board effective February 2003.

The CSFB affiliates subsequently sold $250 million of the subordinated notes to unaffiliated third parties. The Company later exchanged the notes for 9% Class B Exchangeable Preferred Membership Interests (Class B Interests) of TXU Energy Company LLC. These Class B Interests were exchangeable for approximately 57 million shares (not adjusted to reflect the December 2005 two-for-one split of the Company’s common stock in the form of a 100% share dividend (Stock Split)) of the Company’s common stock (including approximately 38 million shares (on a pre-Stock Split basis) which could be issued to the CSFB affiliates) at an exchange price of approximately $13.12 (on a pre-Stock Split basis).

The CSFB affiliates had the right, subject to certain limitations, to sell the stock they acquired upon exchange. One of the restructuring initiatives undertaken by the Company during 2004 involved an effort to purchase the outstanding Class B Interests in order to avoid potential future dilution to holders of the Company’s common stock and to eliminate the cost of the 9% cash distributions payable on the Class B Interests.

In connection with his role as a consultant to CSFB Private Equity, Mr. Ranger had the opportunity to invest approximately $7.6 million in the CSFB affiliates that owned the Class B interests. Upon the sale of the Class B Interests to the Company, Mr. Ranger received aggregate proceeds of approximately $30.8 million from his investment and his consulting arrangements with CSFB Private Equity. Mr. Ranger did not participate in any Board or Committee deliberations or votes relating to the Company’s purchase of the Class B Interests. Following the disposition of the CSFB Private Equity investment, due to his experience and expertise in the energy industry, the Board requested and Mr. Ranger agreed, to continue to serve as a director of the Company.

CORPORATE GOVERNANCE DOCUMENTS

The Company maintains certain corporate governance documents on its website at www.txucorp.com. The Company’s Corporate Governance Guidelines and charters of the Committees of the Board including the Audit Committee, the Nominating and Governance Committee and the Organization and Compensation Committee, in each case as currently in effect, can be accessed by selecting Investor Resources on the Company’s website. Also available on the website is the Company’s Code of Conduct that applies to the Company’s employees, officers, including the CEO and Chief Financial Officer, and directors. In accordance with SEC regulations, any amendments to the Code of Conduct will be posted on the Company’s website. Printed copies of the corporate governance documents which are posted on the Company’s website are also available to any shareholder upon request to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

COMMUNICATIONS WITH DIRECTORS

Shareholders and other interested parties may communicate with the Board, the lead director or individual directors, including non-management directors, by writing to them c/o lead director, TXU Corp., 1601 Bryan Street, Dallas, Texas 75201-3411.

BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

Each director and nominee for director and certain current and former executive officers of the Company reported beneficial ownership of common stock of the Company, as of March 13, 2006, as follows:

	Number of Shares (1)
Name	Beneficially Owned		Share Units (2)		Total
E. Gail de Planque	1,908		3,276		5,184
Leldon E. Echols	2,436		0		2,436
Kerney Laday	5,200		18,945		24,145
Jack E. Little	6,471	(3)	26,630		33,101
Gerardo I. Lopez	1,190		0		1,190
J. E. Oesterreicher	8,234		31,809		40,043
Michael W. Ranger	20,000		18,945		38,945
Leonard H. Roberts	4,096		1,184		5,280
Glenn F. Tilton	2,096		2,073		4,169
C. John Wilder	1,800,636		1,075,715	(4)	2,876,351
T. L. Baker	397,956		212,632		610,588
David A. Campbell	284		0		284
M. S. Greene	79,651		37,213		116,864
Kirk R. Oliver	46,968		7,848		54,816
Paul O’Malley	34,330		0		34,330
All Directors and current Executive Officers as a group (16 persons)	2,371,155		1,447,835		3,818,990

(1)	The number of reported shares and share units have been adjusted to reflect the Stock Split.

(2)	Share units held include share units in deferred compensation accounts under the TXU Deferred and Incentive Compensation Plan (DICP) or the Directors’ Plan. These plans allow such units to be paid only in the form of cash – account holders do not beneficially own, nor do they have any right to beneficial ownership of, any actual shares of common stock in connection with such units. However, the amounts are shown here because investments in such units in the Directors’ Plan create essentially the same investment stake in the performance of the Company’s common stock as do investments in actual shares of common stock. Investments in such units in the DICP create a similar investment stake, although investments in the DICP have a minimum guaranteed return of six percent (6%) as described in footnote (3) to the Summary Compensation Table.

Share units also include 148,809 share units for Mr. Baker automatically deferred in accordance with plan provisions required by Section 162(m) of the Code (Section 162(m)) limiting annual distribution from the Company’s Long-Term Incentive Compensation Plan (LTICP), as described in footnote (4) to the Summary Compensation Table. However, such share units are not currently considered to be beneficially owned shares due to certain restrictions that limit or prohibit distribution of those shares during the 60-day period following the date of the information included in this table.

(3)	Shares reported consist of shares in which Dr. Little and his spouse share voting and investment power.

(4)	The share units held by Mr. Wilder include shares held in a trust account established for Mr. Wilder pursuant to his employment agreement (see “Organization and Compensation Committee Report on Executive Compensation – Chief Executive Employment Agreement” on pages 31 and 32 for a description of Mr. Wilder’s employment agreement).

Except as noted, the named individuals have sole voting and investment power for the shares of common stock of the Company reported as beneficially owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company’s common stock.

The Company has no knowledge, based upon review of applicable SEC filings, of any person who beneficially owned more than 5% of the common stock of the Company as of March 13, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers to file with the SEC reports of ownership and changes in ownership with respect to the equity securities of the Company. Based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, during 2005, all required reports were timely filed, except that, as the result of an administrative delay, Eric H. Peterson was two days late filing a report disclosing three transactions relating to the vesting of previously awarded performance-based restricted stock under the LTICP.

EXECUTIVE COMPENSATION

The Company and its subsidiaries have provided compensation during the last three calendar years to the executive officers named in the Summary Compensation Table for services in all capacities. The number of shares and the price per share of the Company’s common stock included in the footnotes to this table have been adjusted to reflect the Stock Split.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation			Long-Term Compensation		All Other Compen- sation ($)(5)
		Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)(2)	Awards	Payouts
Name and Principal Position					Restricted Stock Awards ($)(3)	LTIP Payouts ($)(4)
C. John Wilder (6) Chairman, President and CEO of the Company	2005 2004 2003	1,250,000 1,055,871 —	3,325,000 15,915,000 —	293,004 371,672 —	0 281,250 —	0 36,907,589 —	87,599 12,300 —

T. L. Baker (6) Chairman of the Board and Chief Executive of TXU Electric Delivery Company	2005 2004 2003	632,000 613,667 516,667	450,000 379,200 400,000	139,036 135,424 —	0 140,625 112,500	12,885,313 12,767 17,047	302,533 294,426 114,620

M. S. Greene (6) Chairman of the Board, President and Chief Executive of TXU Energy Company LLC	2005 2004 2003	507,000 459,500 341,708	500,000 304,200 225,000	90,883 84,446 —	0 101,250 73,800	4,474,247 8,971 12,683	218,602 202,405 77,110

David A. Campbell (6) Executive Vice President of the Company	2005 2004 2003	382,000 220,201 —	500,000 391,000 —	— — —	0 0 —	0 0 —	39,346 14,760 —

Kirk R. Oliver (6)(7) Executive Vice President and Chief Financial Officer of the Company	2005 2004 2003	507,000 370,750 267,500	200,000 304,200 137,000	45,199 39,825 —	0 0 0	2,835,701 6,901 —	128,983 69,435 38,255

Paul O’Malley Chairman of the Board, President and Chief Executive of TXU Energy Company LLC (until July 15, 2005)	2005 2004 2003	256,197 315,841 246,402	2,285,941 274,200 137,451	247,721 699,704 933,583	0 0 0	2,042,190 — —	0 16,686 24,689

(1)

Amounts reported as Bonus in the Summary Compensation Table are attributable for the year earned to the applicable named executive officers’ participation in the TXU Annual Incentive Plan prior to 2005 and in the TXU Executive Annual Incentive Plan beginning in 2005 (the TXU Annual Incentive Plan and the TXU Executive Annual Incentive Plan are sometimes collectively referred to as the AIP). Under the terms of the AIP effective in years prior to 2005, target incentive awards ranging from 75% to 100% of base salary, with a maximum award of 100% of base salary, were established except that Mr. Wilder was entitled to a target bonus of 200% of base salary pursuant to his employment agreement (see “Organization and Compensation Committee Report on Executive Compensation – Chief Executive Employment Agreement” on pages 31 and 32). The percentage of the target or maximum actually awarded, if any, was dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (O&C Committee), as well as the O&C Committee’s evaluation of the participant’s and the Company’s performance. Effective January 1, 2005, the Company adopted the TXU Executive Annual Incentive Plan. Under this plan, for each plan year, the O&C Committee will establish performance goals, including for 2005 target amounts of earnings per share of the Company and operating cash flow of the Company, which must be met before awards under the AIP are paid. Based on the level of attainment of such performance goals, an aggregate AIP award amount for all participants is determined. Effective February 15, 2006, the O&C Committee establishes target award levels (computed as a percentage of a participant’s annualized base salary) for executive officers of the Company and other senior officers and key employees as agreed upon by the O&C Committee and the CEO. For each plan year, the Senior Leadership Team of the Company determines the methodology for allocating the aggregate AIP award amount among the officers of the Company’s business units, and assigns a performance rating to each participant. These ratings will range from an outstanding rating to an unacceptable rating. Payments under the AIP to each participant are modified based on a multiplier determined by such rating (ranging from up to a 200% multiplier for an outstanding rating to 0% for an unacceptable rating).

The amount reported under bonus for Mr. Campbell for 2004 also includes a signing bonus of $200,000 pursuant to his employment agreement described in footnote (6).

The amount reported under bonus for Paul O’Malley for 2005 includes a lump sum cash severance payment made to him in connection with his resignation from the Company in July 2005. Such severance payment was negotiated with Mr. O’Malley prior to his departure partially in consideration of the forfeiture of various compensation components caused by Mr. O’Malley’s departure, including previously granted awards under the Company’s Long-Term Incentive Compensation Plan (See “Long-Term Incentive Plans – Awards in Last Fiscal Year” table in footnote (4) for awards granted in 2005), as well as Mr. O’Malley’s various efforts and contributions to the Company. Mr. O’Malley, a native of Australia, left the Company to return to Australia with his family.

(2)	The amount reported for Mr. Wilder as Other Annual Compensation for 2005 primarily consists of $169,659 for personal use of the Company aircraft and $104,222 for temporary housing and other related expenses associated with Mr. Wilder’s relocation to Dallas, Texas pursuant to his employment agreement as discussed in the “Organization and Compensation Committee Report on Executive Compensation – Chief Executive Employment Agreement” on pages 31 and 32. In 2005, based upon the review and findings of an independent, third-party consultant, the Company changed the calculation of incremental cost for personal use of Company aircraft to include only those variable costs, such as fuel costs and maintenance (among other items), incurred as a result of personal flight activity and to exclude non-variable or fixed costs, such as pilot salaries and hangar rents (among other items), that would have been incurred regardless of whether there was any personal use of the Company’s aircraft.

The amounts reported for Messrs. Baker, Greene and Oliver relate to the TXU Split-Dollar Life Insurance Program and consist of tax gross-up payments provided to offset the effect of taxes on premium payments made on a non-split dollar life insurance basis during 2004 and 2005 (see footnote (5)). Amounts for 2004 were previously included in All Other Compensation.

The amount reported for Mr. O’Malley as Other Annual Compensation consists of expatriate benefits provided by the Company in connection with his extended assignment in the United States. The amount reported for 2005 primarily includes $52,500 for temporary housing, $81,647 for airfare and related home leave expenses, and $90,294 for income tax gross-up on expatriate benefits. The amount reported for 2004 represents compensation paid by the Company and TXU Australia, including temporary housing costs and income tax gross-up on expatriate benefits paid by the Company, and a final payment made by TXU Australia for compensation and benefits due Mr. O’Malley upon his transfer to, and employment by, TXU Energy Company LLC.

(3)

Amounts reported as Restricted Stock Awards in the Summary Compensation Table for 2004 and 2003 are attributable to the named executive officer’s participation in the DICP. In November 2004, the Board approved an amendment to the DICP which froze any future participation as of March 31, 2005 (i.e., the end of the 2004-2005 DICP plan year). This amendment prohibited additional deferrals by existing participants and closed the DICP to new participants. As amended, existing DICP accounts will mature and be distributed in accordance with their normal schedule under the terms of the DICP. For DICP plan years beginning on or prior to April 1, 2004, DICP participants were permitted to defer a percentage of their base salary not to exceed a maximum percentage determined by the O&C Committee for each plan year and in any event not to exceed 15% of the participant’s base salary. Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. The Company made a matching award (Matching Award) equal to 150% of the participant’s deferred salary. Prior to 2002, one-half of any AIP award (Incentive Award) was deferred and invested under the DICP. Matching Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchased Company common stock with an amount of cash equal to each participant’s deferred salary and Matching Award, and accounts were established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock, and the value of each Unit credited to participants’ accounts equals the value of a share of Company common stock and is at risk based on the performance of the stock. On the expiration of a five year maturity period, the value of the participant’s maturing accounts are paid in cash based upon the then-current value of the Units; provided, however, that in no event will a participant’s account be deemed to have a cash value which is less than the sum of such participant’s deferrals together with 6% per annum interest compounded annually. The participant’s account matures and becomes distributable if the participant dies or becomes totally and permanently disabled. Additionally, the maturity period is extended if the distribution of an otherwise maturing amount would cause the compensation paid to such participant during such year to exceed the limit on deductible compensation under Section 162(m). Deferrals and matching awards under the DICP made after December 31, 2004, are subject to the provisions of Section 409A. Accordingly, certain provisions of the DICP will be modified in order to comply with the requirements of Section 409A and related guidance.

Matching Awards that have been made under the DICP for 2004 and 2003 are included under Restricted Stock Awards in the Summary Compensation Table. As a result of these awards, undistributed Matching Awards made in prior years and dividends reinvested thereon, the number and market value at December 31, 2005 of such Units (each of which is equal to one share of Company common stock) held in the DICP accounts for Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley were 20,114 ($1,009,522), 37,264 ($1,870,280), 22,147 ($1,111,558), 0 ($0), 4,670 ($234,387) and 0 ($0), respectively.

(4)	Amounts reported as LTIP Payouts in the Summary Compensation Table reflect earnings distributed during the year on salaries previously deferred under the DICP for Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley of $0, $47,056, $95,860, $0, $70,297 and $0, respectively. Amounts reported for 2005 also include the vesting and distribution of stock awards under the LTICP. In accordance with the terms of such awards, the aggregate value of such awards distributed to Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley was $0, $6,485,000, $4,367,607, $0, $2,758,785 and $2,037,458, respectively. In 2003 and 2004, no awards were earned as a result of the Company’s performance against the applicable performance criteria, and accordingly all such awards were forfeited. This column also includes amounts described later in this footnote.

The LTICP is a comprehensive, stock-based incentive compensation plan providing for common stock-based awards, including performance-based restricted stock and performance units. Prior to awards granted in 2004, LTICP awards to the named executive officers consisted primarily of performance-based restricted stock represented by Restricted Stock Award Agreements (Performance-Based Restricted Stock Awards). During 2004, the Company also granted awards under the LTICP to certain of its named executive officers pursuant to the terms and conditions of Performance Unit Award Agreements (2004 Unit Awards). In 2005, performance unit awards were also made to certain of the Company’s executive officers under the LTICP pursuant to the terms and conditions of Performance Unit Award Agreements (2005 Unit I Awards and 2005 Unit II Awards). The material terms of awards made under the LTICP to the Company’s named executive officers are described below.

Performance-Based Restricted Stock Awards. Performance-Based Restricted Stock Awards granted to date under the LTICP provide for the issuance of restricted shares of the Company’s common stock, which vest at the end of a two or three year performance period as provided for under the applicable Performance-Based Restricted Stock Award. During the performance period, dividends on restricted shares are reinvested in Company common stock and are paid in cash upon release of the restricted shares. Upon vesting, the restricted shares become unrestricted shares of the Company’s common stock. The number of shares actually awarded pursuant to each Performance-Based Restricted Stock Award is determined using a formula based on the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending on such total return, the number of shares originally awarded in such Performance-Based Restricted Stock Award is adjusted to become from 0% to 200% of the original award. Generally, unvested restricted shares are forfeited upon termination of employment for reasons other than death or disability, provided that Performance-Based Restricted Stock Awards with named executive officers with whom the Company has entered into employment agreements contain provisions intended to conform the forfeiture provisions of the Performance-Based Restricted Stock Award with the termination provisions of the employment agreement.

2004 Unit Awards. The 2004 Unit Awards provide for the issuance of performance units, each having a value equal to one share of the Company’s common stock. The performance units vest at the end of a three year performance period as set forth under the applicable 2004 Unit Award. During the performance period, the value of the dividends which would have been paid had the performance units been shares of Company common stock are credited to the award and increase the number of performance units subject to the award by the number of shares which could have been purchased with such dividends. The number of performance units actually awarded under each 2004 Unit Award is determined using a formula based on the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending on such total return, the number of performance units originally awarded under the 2004 Unit Award (increased by the value of deemed dividends as described above) is adjusted to become 0% to 200% of such original amount. Upon vesting, each 2004 Unit Award, as amended pursuant to amendments entered into effective December 31, 2004, requires the Company to distribute to the participant the number of shares of the Company’s common stock equal to the number of performance units subject to the 2004 Unit Award. Generally, unvested performance units are forfeited upon termination of employment for reasons other than death or disability, provided that 2004 Unit Awards with named executive officers with whom the Company has entered into employment agreements contain provisions intended to conform the forfeiture provisions of the 2004 Unit Award with the termination provisions of the employment agreement.

2005 Unit I Awards. The 2005 Unit I Awards provide for the issuance of performance units, each having a value equal to one share of the Company’s common stock. The performance units vest at the end of a three year performance period as set forth under the applicable 2005 Unit I Award. The number of performance units actually awarded pursuant to each 2005 Unit I Award is determined using a formula based on (1) the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising the Standard & Poor’s 500 Electric Utilities Index and (2) the Company’s total return to shareholders over the applicable performance period. Depending on such total return, the number of performance units originally awarded in the 2005 Unit I Award is adjusted to become 0% to 175% of the original amount plus applicable dividends earned on the shares underlying such units. Upon vesting, the 2005 Unit I Award requires the Company to distribute to the participant the number of shares of the Company’s common stock equal to the number of performance units subject to the 2005 Unit I Award. Generally, the 2005 Unit I Awards provide that unvested performance units are forfeited upon termination of employment for reasons other than retirement, death or disability.

2005 Unit II Awards. In 2005, the Company also granted awards under the LTICP to certain of its named executive officers pursuant to the terms and conditions of a Performance Unit Award Agreement (2005 Unit II Awards). The 2005 Unit II Awards provide for the issuance of performance units each having a value equal to one share of the Company’s common stock. The performance units vest at the end of a three year performance period as set forth under the applicable 2005 Unit II Award. The number of performance units actually awarded pursuant to each 2005 Unit II Award is determined using a formula based on the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending on such total return, the number of performance units originally awarded in such 2005 Unit II Award is adjusted to become 0% to 200% of the original amount, plus applicable dividends earned on the shares underlying such units. Each 2005 Unit II Award contains forfeiture provisions consistent with the particular executive officer’s employment agreement, which provide generally that the awards are not forfeited upon termination of employment unless the termination is by the Company for “cause” (as defined in the executive officer’s employment agreement) or by the executive officer without “good reason” (as defined in the executive officer’s employment agreement).

During 2005, the Company’s Board unanimously adopted, and the Company’s shareholders approved, the TXU Corp. 2005 Omnibus Incentive Plan (Omnibus Plan). The Omnibus Plan is a comprehensive, stock-based incentive compensation plan providing for various types of long-term common stock-based awards to designated employees and non-employee directors, including performance unit awards, restricted stock awards, stock appreciation rights and stock options. Under the Omnibus Plan, the O&C Committee also establishes maximum annual incentive awards that may be made to certain of the Company’s executive officers. During 2005, LTIP awards to the named executive officers were made under the LTICP except for an award made to Mr. Wilder under the Omnibus Plan. The Company intends to use the Omnibus Plan for LTIP awards to executive officers after 2005; no future awards will be made under the LTICP.

On May 20, 2005, under the terms of the Employment Agreement between the Company and Mr. Wilder (see “Organization and Compensation Committee Report on Executive Compensation – Chief Executive Employment Agreement” on pages 31 and 32), the Company granted a Performance Unit Award to Mr. Wilder (2005 Omnibus Plan Unit Award). The 2005 Omnibus Plan Unit Award provides for the issuance of 300,000 performance units, each having a value equal to one share of the Company’s common stock. The performance units vest at the end of a three-year performance period as set forth under the 2005 Omnibus Plan Unit Award. The number of performance units actually awarded pursuant to the 2005 Omnibus Plan Unit Award is determined using a formula based on the Company’s total return to shareholders over the applicable performance period compared to the total return of the companies comprising Standard & Poor’s 500 Electric Utilities Index. Depending on such total return, the number of performance units originally awarded in such 2005 Omnibus Plan Unit Award is adjusted to become from 0% to 200% of the original award, plus applicable dividends earned on the shares underlying such units. The 2005 Omnibus Plan Unit Award contains forfeiture provisions consistent with Mr. Wilder’s employment agreement, which provides generally that the awards are not forfeited upon termination of employment unless the termination is by the Company for “cause” (as defined in Mr. Wilder’s employment agreement) or by Mr. Wilder without “good reason” (as defined in Mr. Wilder’s employment agreement).

Under the terms of the LTICP, the maximum amount of any award (including awards under the Performance-Based Restricted Stock Awards, 2004 Unit Awards, 2005 Unit I Awards and 2005 Unit II Awards) that may be paid in any one year to any of the named executive officers is the fair market value of 200,000 shares of the Company’s common stock determined as of the first day of such calendar year. The Omnibus Plan also imposes annual per-participant award limits. Specifically, under the Omnibus Plan: (i) the maximum number of shares of Company common stock subject to stock options that may be granted to any person in any calendar year is 2,000,000; (ii) the maximum number of shares of common stock subject to SARs that may be granted to any person in any calendar year is 2,000,000; (iii) the maximum aggregate grant to any person in any calendar year of shares of restricted stock and restricted stock units is 1,000,000 or the market value of 1,000,000 shares, as applicable; (iv) the maximum aggregate distribution pursuant to a grant of performance shares and performance units to any person in any calendar year is 2,000,000 shares or the market value of 2,000,000 shares, as applicable; (v) the maximum aggregate grant to any person in any calendar year of other stock-based awards is 1,000,000 shares or the market value of 1,000,000 shares, as applicable.

The portion of any award that, based on such limitations, cannot be fully paid in any year is automatically deferred until a subsequent year when it can be paid in accordance with applicable legal requirements without violating such LTICP or Omnibus Plan limitation. Pursuant to this provision, amounts reported as LTIP payouts also include $6,335,504 for Mr. Baker representing a portion of the LTICP awards maturing in 2005, which were deferred as a result of the maximum distribution limitation under the LTICP.

The amount reported as LTIP payouts also includes cash payments in lieu of dividends on LTICP awards maturing in 2005 for Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley of $0, $17,753, $10,780, $0, $6,619 and $4,732, respectively.

As a result of awards under the LTICP and the Omnibus Plan, and reinvested dividends thereon, the number of shares of restricted stock and/or performance units, as granted, and the notional face-value of such shares and/or units at December 31, 2005 held for Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley were 923,582 ($46,354,581), 422,809 ($21,220,784), 178,442 ($8,956,004), 123,144 ($6,180,597), 197,820 ($9,928,586) and 0 ($0), respectively. The ultimate payout of these awards depends on meeting the vesting and performance criteria associated with the various individual awards.

Amounts shown in the table below represent the number of performance units awarded under the LTICP and the Omnibus Plan in 2005. The 14,000 performance units included for Mr. O’Malley have not been adjusted to reflect the Stock Split since he terminated employment with the Company prior to the Stock Split. These performance units were forfeited upon Mr. O’Malley’s termination from the Company in July 2005 as discussed in footnote (1).

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans
			Minimum (#)	Target (#)	Maximum (#)
C. John Wilder	300,000	3 Years	0	300,000	600,000
T. L. Baker	28,000	3 Years	0	28,000	49,000
M. S. Greene	28,000	3 Years	0	28,000	49,000
David A. Campbell	40,000	3 Years	0	40,000	80,000
Kirk R. Oliver (7)	28,000	N/A	0	0	0
Paul O’Malley	14,000	N/A	0	0	0

(5)	Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named executive officer’s participation in certain plans and as otherwise described in this footnote.

Under the TXU Thrift Plan (Thrift Plan) all eligible employees of the Company and any of its participating subsidiaries may invest a portion of their regular salary or wages among a variety of investment options, including certain mutual funds and common stock of the Company. Under the Thrift Plan, the Company matches a portion of an employee’s contributions. The Company’s matching contribution is 75% of the first 6% of the employee’s contribution for employees covered under the traditional defined benefit component of the TXU Retirement Plan (Retirement Plan), and 100% of the first 6% of the employee’s contribution for employees covered under the cash balance component of the Retirement Plan. All matching contributions are invested in common stock of the Company, subject to diversification and withdrawal rights provided for in the Thrift Plan. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley were $12,599, $9,566, $9,450, $8,786, $9,620 and $0, respectively, during 2005.

Under the Salary Deferral Program (SDP) each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the SDP ($110,840 for the program year beginning January 1, 2005) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award, for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the SDP; provided that employees who first became eligible to participate in the SDP on or after January 1, 2002, who were also eligible, or became eligible, to participate in the DICP, were not eligible to receive any SDP matching awards during the period prior to the freezing of the DICP on March 31, 2005. Salaries and bonuses deferred under the SDP are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals are credited with earnings or losses based on the performance of investment alternatives under the SDP selected by each participant. At the end of the applicable maturity period, the trustee for the SDP distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments at the participant’s election made at the time of deferral. The Company is financing the retirement option portion of the SDP through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. Deferrals under the SDP made after December 31, 2004, are subject to Section 409A. Accordingly, certain provisions of the SDP will be modified in order to comply with the requirements of Section 409A and related guidance. During 2005, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley in the amounts of $75,000, $50,560, $50,700, $30,560, $40,560 and $0, respectively.

Under the TXU Split-Dollar Life Insurance Program (Insurance Program), split-dollar life insurance policies are purchased for eligible corporate officers of the Company and its participating subsidiaries. The eligibility provisions of the Insurance Program were modified in 2003 so that no new participants were added after December 31, 2003. The death benefit of participants’ insurance policies are equal to two, three or four times their annual Insurance Program compensation depending on their officer category. Individuals who first became eligible to participate in the Insurance Program after October 15, 1996, vest in the policies issued under the Insurance Program over a six-year period. The Company pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments; provided that, with respect to executive officers, premium payments made after August 1, 2002, are made on a non-split-dollar life insurance basis and the Company’s rights under the collateral assignment are limited to premium payments made prior to August 1, 2002. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments covered by the collateral assignments either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. Because premium payments for the Company’s executive officers were made on a non-split-dollar life insurance basis during 2005, such premiums were fully taxable to the officers, and the Company provided tax gross-up payments to offset the effect of such taxes (see footnote (2)). Additional interest was attributed to such officers in 2005 relative to premium payments which had been made on their behalf prior to August 1, 2002. If, and to the extent, it is determined that the Insurance Program is subject to Section 409A, the Insurance Program may be modified in order to comply with the requirements of Section 409A and related guidance. The aggregate amount of premiums and interest attribution for Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley amounted to $0, $242,407, $158,452, $0, $78,803 and $0, respectively. Tax gross-up payments provided to offset the effect of taxes on premium payments made on a non-split-dollar life insurance basis during 2004 and 2005 are reported in Other Annual Compensation as described in footnote (2). The tax gross-up amounts reported for 2004 were previously included in All Other Compensation.

Amounts included for Mr. O’Malley under All Other Compensation in 2003 and 2004 consist of contributions by TXU Australia to the TXU Australia superannuation retirement plan for Mr. O’Malley while he was an employee of TXU Australia. Under the terms of the TXU Australia superannuation retirement plan, a tax-favored plan established under Australian law, employees are permitted, but not required to, contribute to the Plan, and TXU Australia made a contribution each year on behalf of eligible employees equal to a percentage of the employees’ base salary, which for Mr. O’Malley was 10%.

(6)	The Company has entered into employment agreements with Messrs. Greene and Campbell as hereinafter described in this footnote. Certain provisions of these agreements, as well as the employment agreement with Mr. Wilder, may be subject to Section 409A. Accordingly, the agreements may be modified in order to comply with the requirements of Section 409A and related guidance.

For a description of the terms of Mr. Wilder’s employment agreement, see “Organization and Compensation Committee Report on Executive Compensation – Chief Executive Employment Agreement” on pages 31 and 32, which description shall be deemed to be “filed” with the SEC.

The Company entered into an employment agreement with Mr. Greene effective July 1, 2000. The agreement was amended February 28, 2003. The agreement, as amended, provides for the continued service by Mr. Greene through June 30, 2006 (Greene Term). Under the terms of the agreement, Mr. Greene will, during the Greene Term, be entitled to a minimum annual base salary of $300,000, eligibility for an annual bonus under the terms of the AIP, and minimum performance-based annual long-term incentive awards (LTIP Awards) of 10,000 shares (as adjusted to reflect the Stock Split). The agreement entitles Mr. Greene to certain severance benefits in the event he is terminated without cause during the Greene Term, including a lump sum cash payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Greene Term; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change in control of the Company, including a lump sum cash payment equal to three times his annualized base salary and target bonus; a lump sum cash payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change in control payments. During the Greene Term, severance benefits and change in control benefits under this agreement are in lieu of, and not in addition to, severance benefits and change in control benefits under the severance and change in control policies described below.

The Company entered into an employment agreement with Mr. Campbell effective May 14, 2004. The agreement provides for Mr. Campbell’s service as the Company’s Executive Vice President of

Corporate Planning, Strategy and Risk during a five-year term, which term may be extended for successive one-year periods subject to the provisions of the agreement (Campbell Term). The agreement provides that, during the Campbell Term, Mr. Campbell will be entitled to a minimum annual base salary of $325,000; target annual bonuses under the AIP of 50% of such base salary (Annual Bonus); and annual performance-based LTIP Awards, with the LTIP Award for 2004 having a target value of 80,000 shares of Company common stock, and LTIP Awards in subsequent years each having a target value of 40,000 shares of Company common stock (as adjusted to reflect the Stock Split). The agreement also entitles Mr. Campbell to additional retirement compensation equal to the retirement benefits he would be entitled to if, during each of his first ten (10) years of service with the Company, he was credited with two (2) years of accredited service under the Company’s retirement plan. Under the agreement, Mr. Campbell received a signing bonus of $200,000, and is entitled to certain fringe benefits including reimbursement of costs reasonably incurred as a result of his spouse accompanying him on business travel and one club membership. The agreement also provides for certain payments and benefits upon the expiration or termination of the agreement under various circumstances, including: (i) in the event of Mr. Campbell’s termination without cause or resignation for good reason during the Campbell Term, a lump sum cash payment equal to the base salary and Annual Bonuses he would have received through the remainder of the Campbell Term, with a minimum payment equal to the sum of his annualized base salary and Annual Bonus; payment of all outstanding LTIP Awards, as well as all ungranted LTIP Awards that would have been made during the remainder of the Campbell Term, at the times such LTIP Awards would otherwise have been paid in accordance with their terms; a cash payment equal to the forfeited portion of Mr. Campbell’s accounts under the DICP and SDP, and matching contributions that would have been made under the DICP during the 12-month period following the termination; the additional retirement compensation as if Mr. Campbell had worked through the expiration of the Campbell Term; and certain continuing health care and fringe benefits; and (ii) in the event of Mr. Campbell’s termination without cause or resignation for good reason within 24 months following a change in control of the Company, a lump sum cash payment equal to the base salary and Annual Bonuses he would have received through the remainder of the Campbell Term, with a minimum payment equal to three times the sum of his annualized base salary and Annual Bonuses; payment of all outstanding LTIP Awards, as well as all ungranted LTIP Awards that would have been made during the remainder of the Campbell Term, at the times such awards would otherwise have been paid in accordance with their terms; a cash payment equal to the forfeited portion of Mr. Campbell’s accounts under the DICP and SDP, and matching contributions that would have been made under the DICP during the 12-month period following the termination; the additional retirement compensation as if Mr. Campbell had worked through the expiration of the Campbell Term; and certain continuing health care and fringe benefits and a tax gross-up payment to offset any excise tax which may result from such change in control payments. During the Campbell Term, severance benefits and change in control benefits under this agreement are in lieu of, and not in addition to, severance benefits and change in control benefits under the severance and change in control policies described below.

As current employment agreements with the Company’s named executive officers expire, the Company expects to employ such named executive officers as at-will employees of the Company or its subsidiaries and for the terms of the TXU Corp. Executive Change in Control Policy (Change in Control Policy) and the TXU Corp. 2005 Executive Severance Plan (Severance Plan), each as described below, to govern.

On February 28, 2006, the Employment Agreement between Mr. Baker, Chairman of the Board and Chief Executive of TXU Electric Delivery Company, and the Company expired. Consistent with the policy described above, as of March 1, 2006, the Company has employed Mr. Baker as Chairman of the Board and Chief Executive of TXU Electric Delivery Company on an at-will employee basis. The Company pays Mr. Baker an annual salary equal to $632,000, and Mr. Baker is eligible to participate in all compensation plans of the Company in which similarly situated executives are eligible to participate.

On March 24, 2006, Mr. Oliver’s employment with the Company terminated (see footnote (7)).

TXU Corp. Executive Change in Control Policy. The purpose of the Change in Control Policy is to provide the payment of transition benefits to eligible executives of the Company and its subsidiaries in the event of their termination of employment without cause (as defined in the Change in Control Policy), or resignation for good reason (as defined in the Change in Control Policy), from the Company or a successor within twenty-four (24) months following a change of control (as defined in the Change in Control Policy). Under the terms of the Change in Control Policy and upon the events described above, Messrs. Baker and Oliver will each receive:

•	a one-time lump sum cash severance payment in an amount equal to two times the sum of (a) his annualized base salary and (b) his annual target incentive award for the year of termination or resignation;

•	continued eligibility for distribution of already granted LTIP awards at maturity; however any such distribution will be prorated for the period of his employment during the relevant performance or restriction period prior to his termination;

•	continued coverage under the Company’s health care benefit plans for two years;

•	outplacement assistance at the Company’s expense for 18 months;

•	any vested, accrued benefits to which he is entitled under the Company’s employee benefits plans; and

•	if any of the severance benefits described in the Change in Control Policy shall result in an excise tax pursuant to Sections 280G or 4999 of the Code, payable by him, a tax gross-up payment to cover such additional taxes.

Severance Plan. The purpose of the Severance Plan is to provide certain benefits to eligible executive management employees of the Company and its subsidiaries who are not eligible to severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than (1) cause (as defined in the Severance Plan), (2) the employee’s participation in the Company’s long-term disability plan or (3) a transaction involving the Company or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction. Under the terms of the Severance Plan and upon the events described above, Messrs. Baker and Oliver will each receive:

•	a one-time lump sum cash severance payment in an amount equal to the sum of (1) two times his annualized base salary and (2) a prorated portion of his annual target incentive award for the year of termination;

•	continued coverage under the Company’s health care benefit plans for two years;

•	outplacement assistance at the Company’s expense for 18 months; and

•	any vested, accrued benefits to which he is entitled under the Company’s employee benefits plans.

(7)

On March 13, 2006, the Company announced that Kirk Oliver would be leaving the Company effective March 24, 2006. As a result, as of that date, Mr. Oliver’s employment agreement will be terminated, including his participation under the compensation plans discussed in this proxy statement, and he will receive severance payments consisting primarily of severance benefits entitled to him under the terms of his employment agreement, as amended on March 28, 2003, including approximately $1.5 million in cash severance payments and approximately $10 million in cash for the required acceleration of previously outstanding long-term incentive compensation awards. Mr. Oliver has agreed to a two year consulting arrangement with the Company.

TXU Corp. and its participating subsidiaries maintain the Retirement Plan, which is qualified under applicable provisions of the Code. The Retirement Plan contains both a traditional defined benefit component and a cash balance component. Annual retirement benefits under the traditional defined benefit component, which applied during 2005 to Messrs. Baker, Greene and Oliver, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings during his or her three years of highest earnings. The cash balance component covers all employees who first become eligible to participate in the Retirement Plan on or after January 1, 2002, and employees previously covered under the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance component during a special one-time election opportunity effective in 2002. Under the cash balance component, which covers Messrs. Wilder, Campbell and O’Malley, hypothetical accounts are established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service) and interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Amounts reported under Salary for the named executive officers in the Summary Compensation Table approximate earnings as defined under the traditional defined benefit component of the Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the traditional defined benefit component of the Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. Based on benefits accrued under the cash balance component of the Retirement Plan and the TXU Corp. Supplemental Retirement Plan (Supplemental Plan), as described below, as of December 31, 2005, the estimated total annual pension benefit payable, in the form of a straight-life annuity at normal retirement age, for Messrs. Wilder, Campbell and O’Malley is $13,021, $36,857 and $8,028, respectively. As of December 31, 2005, years of accredited service under the Retirement Plan for Messrs. Wilder, Baker, Greene, Campbell, Oliver and O’Malley were 1, 35, 35, 2, 6 and 1, respectively.

PENSION PLAN TABLE

	Years of Service
Remuneration	20	25	30	35	40
$ 50,000	$14,688	$18,360	$22,032	$25,704	$29,376
100,000	29,688	37,110	44,532	51,954	59,376
200,000	59,688	74,610	89,532	104,454	119,376
400,000	119,688	149,610	179,532	209,454	239,376
800,000	239,688	299,610	359,532	419,454	479,376
1,000,000	299,688	374,610	449,532	524,454	599,376
1,400,000	419,688	524,610	629,532	734,454	839,376

The Supplemental Plan provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings in the Retirement Plan, as well as retirement compensation not payable under the Retirement Plan which the Company or its participating subsidiaries are obligated to pay under contractual arrangements. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the Retirement Plan, except that, with respect to calculating the portion of the Supplemental Plan benefit attributable to service under the traditional defined benefit component of the Retirement Plan, earnings also include AIP awards (100% of the AIP awards are reported under Bonus for the named executive officers in the Summary Compensation Table). The table set forth above illustrates the total annual benefit on a straight-life basis payable at retirement under the traditional defined benefit component of the Retirement Plan inclusive of benefits payable under the Supplemental Plan, based on the representative years of service and remuneration, prior to any reduction for earlier-than-normal or a contingent beneficiary option which may be selected by participants. Benefits accrued under the Supplemental Plan after December 31, 2004, are subject to Section 409A. Accordingly, certain provisions of the Supplemental Plan will be modified in order to comply with the requirements of Section 409A and related guidance.

Other than the section entitled “Chief Executive Employment Agreement,” the information contained herein under the headings Organization and Compensation Committee Report on Executive Compensation, Performance Graph and Audit Committee Report is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act or the Exchange Act or (ii) “soliciting material” or “filed” with the SEC within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Act.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Overview

The Organization and Compensation Committee of the Board: (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive (CEO), evaluates the CEO’s performance in light of those goals and objectives and determines and approves the CEO’s compensation based on such evaluation; (ii) oversees the evaluation of senior executive officers other than the CEO and reviews, determines and approves their compensation levels, (iii) oversees and makes recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices; (iv) reviews and discusses with the Board executive management succession planning; and (v) makes recommendations to the Board with respect to the compensation of the Company’s non-employee directors. The role and responsibilities of the Committee are fully set forth in the Committee’s written charter which was approved by the Board and which is posted on the Company’s website. As provided in its charter, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of compensation provided to officers and directors. The Committee consists only of directors of the Company who satisfy the requirements for independence under applicable NYSE Listing Standards. There were nine meetings of the Organization and Compensation Committee in 2005. The Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

Compensation Philosophy

As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should directly align executive compensation with positive, sustained returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program emphasizes variable compensation elements with a direct link to company financial performance and to individual performance. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be generally established around the median, or 50th percentile, of the base salaries provided by comparable utility or energy companies, or other relevant markets. The Committee has also determined that annual incentive compensation targets will be generally set around the median, or 50th percentile, of the targets provided by such comparable market; however, the Committee also determined that annual incentive targets may reach the 75th percentile, or above, of such comparable market in circumstances where the Company’s annual performance reaches the 75th percentile or better relative to such market. Long-term incentive compensation will generally balance absolute and relative stock price performance, and will be generally targeted at the 50th percentile of the comparable market. The Committee reserves the right to set compensation above the median in appropriate circumstances. Such compensation principles and practices are intended to allow the Company to attract, retain and motivate its key executives, to reward executives appropriately for their contribution to the attainment of key strategic objectives, and to align the interests of executives and shareholders through equity-based plans and performance measures.

In furtherance of these policies, nationally recognized executive compensation consultants have been retained to assist the Committee in its periodic reviews of compensation and benefits provided to officers. The consultants utilize extensive nationwide survey data that tracks compensation trends of comparable utilities and energy companies as well as to general industry with respect both to the level and composition of officers’ compensation.

Description of 2005 Executive Compensation Program

The compensation of the officers of the Company consists principally of (i) base salaries, (ii) the opportunity to earn an incentive award under the Executive Annual Incentive Plan (AIP), (iii) awards of performance-based restricted shares or performance units under the Long-Term Incentive Compensation Plan (LTICP) or the 2005 Omnibus Incentive Plan (Omnibus Plan) and, (iv) the opportunity to participate in the Salary Deferral Plan (SDP). The AIP award, if any, is based on overall Company performance, achievement of strategic goals and objectives and individual performance. The ultimate value, if any, of awards of performance-based restricted shares or performance units under the LTICP or Omnibus Plan, is directly related to the future performance of the Company’s common stock, which aligns the officers’ and shareholders’ interests. It is anticipated that performance-based incentive awards under the Omnibus Plan will, in future years, continue to constitute a substantial percentage of the officers’ total compensation. The SDP allows executives and other key employees to defer a portion of their salary and bonus and to receive a percentage of the deferred salary amount as a Company match.

Base Salary: Consistent with the Committee’s philosophy, base salaries for the Company’s executive officers in 2005 were generally set around the median, or 50th percentile, of the base salaries provided by utility and energy companies comparable to the Company or of the base salaries provided by the most relevant comparable company set for a specific executive position. The Committee reviews base salaries on an annual basis although salaries for senior officers may be frozen for a period of time once they have achieved market levels. In fact, they have generally been frozen from October 2004 to date. In this process, along with the aforementioned industry benchmarks the Committee also takes account of the particular capabilities, performance, and experience of individual executives.

Annual Incentive Compensation: Awards under the AIP are directly related to attaining corporate financial performance goals, such as earnings growth, cash flow growth, or return on invested capital, as well as strategic goals and objectives, such as business unit performance, service quality and employee safety, as established and assessed by the Committee. The AIP, which was first approved by the shareholders in 1995 and re-approved in 2000, as amended, is administered by the Committee and provides an objective framework for assessing annual individual and corporate performance. In 2005, annual incentive awards were determined under the AIP subject to maximum award levels established under the Omnibus Plan. The evaluation of each individual participant’s performance under the AIP is generally based upon the attainment of a combination of corporate, business unit and individual performance. Depending on the results of such performance evaluations, and the attainment of the performance goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. The combination of individual and Company results, together with the Committee’s evaluation of the competitive level of compensation which is appropriate for such results, determines the amount of annual incentive, if any, actually awarded. Awards under the AIP constitute the principal annual incentive component of officers’ compensation.

Long-Term Incentive Compensation: The LTICP, which was first approved by the shareholders in 1997 and re-approved as amended in 2002, is also administered by the Committee and is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company’s common stock. Awards under the LTICP and the Omnibus Plan constitute the principal long-term component of officers’ compensation. The ultimate value, if any, of awards under the LTICP are directly related to the future performance of the Company’s common stock. The LTICP provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the LTICP is to provide performance-related incentives linked to long-term performance goals. Such performance goals may include financial performance criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the LTICP provided to the officers of the Company have been almost exclusively in the form of performance-based restricted stock or performance units settled in shares, as more fully described hereinafter.

The factors considered for determining the grant of awards to executives under the LTICP is similar to that of the payout of awards under the AIP – i.e., a combination of attaining corporate performance goals and accomplishing strategic goals and objectives, as well as individual performance and competitiveness with the market median. The Committee utilizes nationally recognized executive compensation consultants and extensive nationwide market data to determine appropriate award levels.

During 2005, the Company’s Board of Directors unanimously adopted, and the Company’s shareholders approved, the Omnibus Plan. It is intended that LTIP awards made to executive officers after 2005 will be made under the Omnibus Plan.

Other Benefits: The Company also provides certain benefits and perquisites to its executive officers, in addition to those provided to other employees. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation program and to enhance the executive’s ability to conduct the Company’s business. These benefits include financial counseling, preventive physical health exam, and reimbursement for certain country club membership costs, and the use of the Company aircraft for a limited group of officers. In addition as described on pages 16 and 17 in footnote (3) to the Summary Compensation Table, the Company’s executives had been permitted under the DICP to defer up to 15% of their base salary, together with a Company matching contribution equal to 150% of such deferrals, into an account under the DICP; however, the Board, on recommendation of the Committee, took action to close the DICP to any additional deferrals after March 31, 2005. Also, as described on pages 21 and 22 in footnote (5) to the Summary Compensation Table, the Company provides split-dollar life insurance to eligible corporate officers (however, this program was closed to new participants after December 31, 2003). The Company’s executives also have an opportunity to defer a portion of their base salary or bonus under the SDP. The Company matches in an amount equal to 100%, up to a maximum of 8%, of the deferred salary amount.

Basis for 2005 Compensation: In establishing levels of executive compensation, the Committee has reviewed periodic nationwide compensation and performance data, including the performance measures under the AIP and the reports of its executive compensation consultants. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing comparable electric utilities, energy companies and other survey groups representing a large variety of business organizations. Included in the data considered were the comparative returns provided by the companies in the Standard & Poor’s 500 Electric Utilities Index, which are reflected in the graph on page 34. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee’s policy relating to total direct compensation.

Since its last report to shareholders which was published in the proxy statement for the 2005 annual meeting of shareholders, the Committee has considered officers’ compensation matters at several meetings. The results of Committee actions taken in 2005 are included in the Summary Compensation Table and related materials on pages 15 through 24 of this proxy statement. Generally speaking, actions taken at those meetings reflected the Committee’s consideration of the following aspects of the Company’s performance and results in 2005: The Company achieved significant improvement in its 2005 financial performance measures. This improvement largely stemmed from the accelerated realization of $1.2 billion in operational earnings improvement. The Company also achieved the top return on invested capital relative to industry peers, based on results from continuing operations and excluding special items. Shareholders realized significant value resulting from the second substantial dividend increase in 2 years as part of the Company’s revised dividend and cash distribution policy. The Committee also considered the increase of nearly 56% in the price of the Company’s common stock during 2005, and more than 320% for 2004 and 2005. The Company’s coal-fired electric power generation plants achieved record-setting production levels in 2005, and the Company’s nuclear plant operations achieved its highest output in a year with two outages. Customer service also showed significant improvement, as call wait times averaged only 11 seconds for the year and innovative new products and services were launched. The three-year average system reliability of the electric transmission and distribution network continued to improve in 2005, and the Company announced a Smart Grid technology deployment that will drive enhanced reliability and increased efficiency while enabling potential third party offerings of retail broadband products and services for customers. In addition, the Company undertook the extraordinary task of restoring power to approximately 640,000 customers across three states in response to Hurricanes Katrina, Rita, and Wilma.

Primarily at its meeting in February 2005, the Committee provided LTIP awards under the LTICP to officers and other key employees. The ultimate value of all of such awards, if any, will be determined by the Company’s total return to shareholders over future performance periods, on both an absolute and relative basis. Fifty percent (50%) of the awards are subject to an absolute total shareholder return performance criteria (3-Year Total Aggregate Shareholder Return) and the remaining fifty percent (50%) of the awards are subject to a comparative total shareholder return criteria. Depending upon the Company’s absolute total return for such periods, the participants may earn from 0% to 150% of the original award, and their compensation is, thereby, directly related to shareholder value (see Table 1). The relative component of the award is compared to the total returns for those periods against the companies comprising the Standard & Poor’s 500 Electric Utilities Index. Depending upon the Company’s relative total return for such periods, the participants may earn from 0% to 200% of the original award, and their compensation is, thereby, directly related to shareholder value (see Table 2). The CEO and certain other senior executives have their performance criteria and the ultimate value of the LTIP awards determined by the terms of their employment agreements. For these executives, the ultimate value of their awards, if any, will be determined by the Company’s total return to shareholders over future performance periods, on a relative basis, consistent with the treatment of the relative component of the award, outlined above, and summarized in Table 2.

Table 1: Performance Payout Rates

2005; percent

Performance Level	Aggregate 3-yr Total Shareholder Return	Performance Unit Adjustment
Maximum	≥ 40.5%	Maximum payout (150% of Target)
Target	≥ 29.5%	Interpolate between 100% of Target & 150% of Target
Minimum	≥ 19.1%	Interpolate between 50% of Target & 100% of Target
Zero	< 19.1%	No payout

Table 2: Performance Payout Rates

2005; percent

Performance Level	Aggregate 3-yr Total Shareholder Return	Performance Unit Adjustment
Maximum	81st Percentile & Above	Maximum payout (200% of Target)
150% of Target	71st – 80.99th Percentiles	Interpolate between 150% of Target & 200% of Target
125% of Target	61st – 70.99th Percentiles	Interpolate between 125% of Target & 150% of Target
Target	51st – 60.99th Percentiles	Interpolate between 100% of Target & 125% of Target
Minimum	41st – 50.99th Percentiles	Interpolate between 50% of Target & 100% of Target
Zero	40.99th Percentile & Below	No payout

Information relating to awards made to the named executive officers in 2005 is contained in the table on page 20 of this proxy statement. These awards, and any awards that may be made in the future, are based upon the Committee’s evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

Chief Executive 2005 Compensation: In connection with Mr. Wilder’s employment, the Company entered into the employment agreement, as amended, described below. The Committee and the Board unanimously approved the terms and conditions of the employment agreement after consideration of Mr. Wilder’s qualifications and experience, his previous compensation levels, foregone awards and other compensation at his prior employer, and the competitive marketplace for executive talent at comparable energy companies.

Given the Company’s performance in 2005, the Committee believes that Mr. Wilder’s performance continues to exceed expectations. The Company’s market capitalization increased a record $8.1 billion or 53% in 2005, and $15.9 billion or 208% since 2003. Total shareholder returns are highlighted in Table 3 below:

Table 3: TXU Total Shareholder Return

percent

Item	One Year (12/31/2004–12/31/2005)		Two Year (12/31/2003–12/31/2005)
	Return	TXU Ranking	Return	TXU Ranking
TXU	60%	n/a	344%	n/a
S&P Electric [1]	18%	#2 of 13	49%	#1 of 13
S&P 500 Utilities	16%	#2 of 32	49%	#1 of 32
S&P 500	10%	#22 of 500	32%	#4 of 500

1	During 2005, the S&P Electric Utilities Index was re-constituted; it now comprises 12 rather than 21 companies. TXU, along with several other utilities, was removed from the group.

Under his employment agreement, Mr. Wilder is entitled to an annual base salary of $1,250,000, or such higher amount as determined in the sole discretion of the Board. Mr. Wilder’s employment agreement also provides Mr. Wilder the opportunity to earn an annual cash bonus under the AIP. The Committee approved a 2005 AIP bonus for Mr. Wilder of $3,325,000, equal to the target payout level established for Mr. Wilder pursuant to his agreement multiplied by the performance factor, as determined by the Organization & Compensation Committee, that reflects his performance during 2005. Although the corporate performance triggered a performance factor of 200%, Mr. Wilder received a performance factor of 133%, equal to the performance factor of the senior management team.

The Committee also approved, as required by his employment agreement, a grant of performance-based awards under the Omnibus Plan having a value of 300,000 (as adjusted for the Stock Split) shares of the Company’s common stock. Payouts in respect of such grants shall be based on the Company’s total shareholder return relative to companies comprising Standard & Poor’s 500 Electric Utilities Index as described above and shall range from no payout (in the event that the Company’s total shareholder return is in the 40th percentile or below of companies in the Index) to 200% of target (in the event that the Company’s total shareholder return is in the 81st percentile or above of companies in the Index).

The Committee determined, based upon its subjective evaluation of competitive market conditions, that the amount as well as the form of Mr. Wilder’s compensation was required and appropriate in order to attract, incent and retain an individual with Mr. Wilder’s capabilities. A very significant portion of Mr. Wilder’s total expected future compensation (namely his annual bonus and performance-based restricted stock awards) will only be provided based on the Company’s future performance, and his compensation is, therefore, directly linked to shareholders’ long-term interests.

As previously reported, the Company has entered into employment agreements, as approved by the Committee, with certain officers. The terms of employment agreements with the named executive officers (other than Mr. Wilder, whose employment agreement is described below) are described in footnote (6) to the Summary Compensation Table on pages 22 through 24 of this proxy statement.

Certain of the Company’s business units have developed separate annual incentive compensation plans. Those plans focus on the results achieved by those individual business units and the compensation opportunities provided by those plans are considered to be competitive in the markets in which those units compete. Generally, officers may not participate in both the traditional incentive compensation plans as discussed herein and the business unit plans.

In discharging its responsibilities with respect to establishing officers’ compensation, the Committee normally considers such matters at its February and May meetings. Although Company management may be present during Committee discussions of officers’ compensation, Committee decisions with respect to the compensation of the Chief Executive are reached in private session without the presence of any member of Company management.

Chief Executive Employment Agreement

The Company entered into an employment agreement with Mr. Wilder effective February 23, 2004. The agreement was amended on June 21, 2005. The agreement provides for Mr. Wilder’s service as the Company’s President and Chief Executive during a five-year term, which may be extended for successive one-year periods subject to the terms of the agreement (Term). As contemplated in the agreement, Mr. Wilder was elected as Chairman of the Board in May 2005.

The agreement provides that, during the Term, Mr. Wilder will be entitled to (i) a minimum annual base salary of $1,250,000; (ii) target annual bonuses under the AIP of 200% of such base salary (Annual Bonus); (iii) two initial awards of performance-based restricted stock under the LTICP of 300,000 shares each (as adjusted for the Stock Split), one with a two-year performance period and the other with a three-year performance period; and (iv) annual performance-based long-term incentive awards each having a value of 300,000 shares (as adjusted for the Stock Split) (LTIP Awards) thereafter. Additionally, as provided for in the agreement, the Company has established a trust, which holds 1,000,000 shares of Company common stock (as adjusted for the Stock Split) (Trust Shares) purchased by the Company, which Trust Shares are to be distributed to Mr. Wilder in the form of stock, in equal portions on the third and sixth anniversaries of the agreement unless otherwise deferred. On June 20, 2005, as provided for in the agreement, Mr. Wilder elected to defer the distribution of the Trust Shares to the later of the respective original distribution dates, or April 1 following the calendar year during which Mr. Wilder’s employment with the Company terminates.

Under the agreement, Mr. Wilder is entitled to certain fringe benefits, including use of the Company’s aircraft for security and safety purposes, reimbursement for temporary living expenses, relocation benefits, as well as tax reimbursement payments related to such fringe benefits, reimbursement of costs reasonably incurred as a result of his spouse accompanying him on business travel and one club membership.

The agreement also provides for certain payments and benefits upon the expiration or termination of the agreement under various circumstances, including: (i) in the event of Mr. Wilder’s termination without cause or resignation for good reason, a lump sum cash payment equal to the base salary and Annual Bonuses he would have received through the remainder of the Term, with a minimum payment equal to two times the sum of his annualized base salary and Annual Bonus; a prorated Annual Bonus for the year of termination; payment of all outstanding LTIP Awards, at the times such awards would otherwise have been paid in accordance with their terms (the agreement was amended on June 21, 2005, to eliminate a provision that would have also entitled Mr. Wilder to LTIP Awards that would have been made during the remainder of the initial five-year Term if his employment was terminated during the initial five-year Term); distribution of the Trust Shares in accordance with Mr. Wilder’s June 20, 2005 deferral election; and certain continuing health care and fringe benefits; and (ii) in the event Mr. Wilder terminates his employment within six months following a change in control of the Company which occurs on or before the fourth anniversary of the agreement, a prorated Annual Bonus for the year of termination; payment of all outstanding LTIP Awards at the times such awards would otherwise have been paid in accordance with their terms; distribution of the Trust Shares in accordance with Mr. Wilder’s June 20, 2005 deferral election; and certain continuing health care and fringe benefits, and a tax gross-up payment to offset any excise tax which may result from such change in control payments.

Certain provisions of Mr. Wilder’s employment agreement may be subject to Section 409A. Accordingly, the agreement may be modified in order to comply with the requirements of Section 409A and related guidance.

Executive Stock Ownership

The Company believes that the financial interests of its executives should be aligned with those of its shareholders. Accordingly, in 2004 the Company adopted stock ownership guidelines that apply to the Chief Executive, the Company’s Senior Leadership Team and members of the Company’s Leadership Team. The Chief Executive is expected to own common stock of the Company having a value equal to at least five times his annual salary. Members of the Senior Leadership Team are expected to own common stock of the Company having a value equal to at least three times their annual salaries. Members of the Leadership Team are expected to own common stock of the

Company having a value equal to at least one times their annual salaries. The Company will monitor compliance through an annual survey, and executives will have five years in which to comply with the guidelines. In addition, given that the Company is in the early stages of a multi-year restructuring program, the Company has adopted a requirement that these same executives retain a substantial portion of any shares of common stock of the Company (on an after-tax basis) received in settlement of awards under the LTICP, even if the executive’s stock ownership meets or exceeds the stated ownership guidelines.

Deductibility of Executive Compensation

Section 162(m) limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Code. The Company believes that awards under the AIP and the LTICP qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). In addition, the DICP and the SDP require the deferral of distributions of maturing amounts until a time when such amounts would be deductible.

The Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Committee and the Board believe that it is in the best interest of the Company that the Committee retains its flexibility and discretion to make compensation awards, whether or not deductible, when such awards are consistent with the strategic goals and best interests of the Company and its shareholders. This flexibility is necessary to foster achievement of performance goals established by the Committee as well as other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement.

Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Organization and Compensation Committee

J. E. Oesterreicher, Chair	Leldon E. Echols (appointed August 2005)
Kerney Laday	Gerardo I. Lopez (appointed February 2006)
Leonard H. Roberts (appointed October 2005)

PERFORMANCE GRAPH

The following graph compares the performance of the Company’s common stock to the S&P 500 Index and S&P 500 Electric Utilities Index for the last five years. The graph assumes the investment of $100 at December 31, 2000 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

Cumulative Total Returns

Cumulative Total Returns for the Five Years Ended 12/31/05

	2000	2001	2002	2003	2004	2005
TXU Corp.	100	112	46	60	167	267
S&P 500 Index	100	88	69	88	98	103
S&P 500 Electric Utilities Index	100	83	71	88	111	130

AUDIT COMMITTEE REPORT

In addition to the preparation of this report of the Audit Committee, the principal purposes of the Audit Committee of the Board are to: (i) assist the Board in fulfilling its oversight responsibilities relating to (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditor, and (e) the Company’s system of internal controls over financial reporting, accounting, legal compliance and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the Company’s financial statements; and (ii) foster open communications among the independent auditor, financial and senior management, internal audit and the Board. The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter which was approved by the Board and is available on the Company’s website at www.txucorp.com. The Audit Committee consists of directors of the Company who satisfy the requirements of independence and financial literacy under applicable law and regulations of the SEC and the NYSE and is chaired by Leldon E. Echols. This Audit Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

The Audit Committee has received the written disclosures and letter from Deloitte & Touche LLP (Deloitte & Touche), the independent auditor for the Company, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with Deloitte & Touche its independence. The Audit Committee has received reports from Deloitte & Touche and Company management relating to services provided by the Deloitte & Touche and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by Deloitte & Touche for the year 2005 is compatible with maintaining the independence of the firm. In furtherance of the objective of assuring the Deloitte & Touche’s independence, the Audit Committee has adopted a policy relating to the engagement of the Company’s independent auditor as described on page 36 of this proxy statement.

The Audit Committee reviewed and discussed with Company management and Deloitte & Touche the interim unaudited financial statements and the audited consolidated financial statements of the Company for the year ended December 31, 2005. The Audit Committee also discussed with Deloitte & Touche those matters required to be discussed by the Public Company Accounting Oversight Board Interim Standard AU 380, Communications with Audit Committees, and Rule 2-07 of SEC Regulation S-X concerning the quality of the Company’s accounting principles as applied in its financial statements.

Based on its review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Additionally, as noted hereinafter in this proxy statement, the Audit Committee selected Deloitte & Touche to act as independent auditor for 2006, subject to shareholder approval.

Shareholder comments to the Audit Committee are welcomed and should be addressed to the Secretary of the Company at the Company’s offices.

Audit Committee

Leldon E. Echols, Chair	Jack E. Little
J. E. Oesterreicher	Leonard H. Roberts (appointed February 2006)

SELECTION OF AUDITOR

Subject to the approval of shareholders at the annual meeting, the Audit Committee has selected the firm of Deloitte & Touche LLP to act as independent auditor for the Company for the year 2006 to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditor, to audit the books of account and records of the Company for the year 2006, to make a report thereon, and to perform other services, be, and it hereby is, approved.

The firm of Deloitte & Touche LLP, independent auditor, has been the independent auditor for the Company since its organization in 1996 and for TXU Energy Industries Company (formerly Texas Utilities Company) since its organization in 1945, including the last fiscal year.

The Audit Committee has adopted a policy relating to the engagement of the Company’s independent auditor. The policy provides that in addition to the audit of the financial statements, related quarterly reviews and other audit services, and providing services necessary to complete SEC filings, the Company’s independent auditor may be engaged to provide non-audit services as described herein. Prior to engagement, all services to be rendered by the independent auditor must be authorized by the Audit Committee in accordance with pre-approval procedures which are defined in the policy. The pre-approval procedures require (i) the annual review and pre-approval by the Audit Committee of all anticipated audit and non-audit services; and (ii) the quarterly pre-approval by the Audit Committee of services, if any, not previously approved and the review of the status of previously approved services. The Audit Committee may also approve certain on-going non-audit services not previously approved in the limited circumstances provided for in the SEC rules. All services performed by the independent auditor for the Company and its subsidiaries in 2005 were pre-approved.

The policy defines those non-audit services which the Company’s independent auditor may also be engaged to provide as follows: (i) audit related services (e.g. due diligence, accounting consultations and audits related to mergers, acquisitions and divestitures; employee benefit plan audits; accounting and financial reporting standards consultation; internal control reviews; and the like); (ii) tax related services (e.g. tax compliance; general tax consultation and planning; tax advice related to mergers, acquisitions, and divestitures and the like); and (iii) other services (e.g. process improvement, review and assurance; litigation and rate case assistance; general research; forensic and investigative services; training services and the like). The policy prohibits the engagement of the Company’s independent auditor to provide: (i) bookkeeping or other services related to the accounting records or financial statements of the Company; (ii) financial information systems design and implementation services; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management or human resource functions; (vii) broker-dealer, investment advisor, or investment banking services; (viii) legal and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, to be impermissible. In addition, the policy prohibits the Company’s independent auditor from providing tax or financial planning advice to any officer of the Company.

Compliance with the Audit Committee’s policy relating to the engagement of Deloitte & Touche is monitored on behalf of the Audit Committee by the Company’s chief internal audit executive. Reports from Deloitte & Touche and the chief internal audit executive describing the services provided by the firm and fees for such services are provided to the Audit Committee no less often than quarterly.

For the years ended December 31, 2005 and 2004, fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:

	2005	2004

Audit Fees. Fees for services necessary to perform the annual audit, review SEC filings, fulfill statutory and other attest service requirements, provide comfort letters and consents	$6,181,000	$6,749,000

Audit-Related Fees. Fees for services including employee benefit plan audits, due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards	1,069,000	3,122,000

Tax Fees. Fees for tax compliance, tax planning, and tax advice related to mergers and acquisitions, divestitures, and communications with and requests for rulings from taxing authorities.	115,000	349,000

All Other Fees. Fees for services including process improvement reviews, forensic accounting reviews, litigation and rate case assistance, and training services	159,000	0

Total	$7,524,000	$10,220,000

Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The Board of Directors recommends a vote FOR approval of the auditor.

APPROVAL OF AMENDMENT TO RESTATED BYLAWS

TO PROVIDE FOR A RANGE OF THE NUMBER OF DIRECTORS

The Board has unanimously approved, subject to shareholder approval, an amendment to the Restated Bylaws of the Company to provide for a range of the number of directors on the Board. Accordingly, the following resolution will be submitted for consideration at the meeting:

RESOLVED that the first sentence of Section 12 of the Restated Bylaws of the Company be, and hereby is, deleted and replaced with the following:

“The board of directors shall consist of not less than eight nor more than 12 directors. Subject to the foregoing sentence, the specific number constituting the board of directors shall be determined by resolution of the board of directors, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.”

The Restated Bylaws currently fix the number of directors at 10. The Board of Directors believes that the proposed amendment will give the Board greater flexibility to address the addition or retirement of directors. In particular, the amendment could facilitate transitions of responsibility between incoming and outgoing directors, providing continuity during such transition periods. Requiring that the Board always consist of ten directors can also place undue pressure on the Board to fill vacancies caused by unexpected events, while allowing a range of the total number of directors will provide the Board with sufficient time and flexibility to identify and evaluate well-qualified nominees to fill any vacancies or, alternatively, to determine not to fill such vacancy. In addition, the amendment would provide greater flexibility should a different number of directors become more appropriate for the Company. The proposed range of eight to 12 directors covers both the current Board number and the average size for many of the Company’s peers.

If a quorum exists at the Annual Meeting of Shareholders, the amendment to the Restated Bylaws proposed in this section will be adopted if a majority of the shares represented at the meeting vote in favor of such amendment.

The Board of Directors recommends a vote FOR approval of this amendment.

APPROVAL OF

RESTATED CERTIFICATE OF FORMATION

The Board has also unanimously approved, subject to shareholder approval, the Restated Certificate of Formation of the Company in the form attached hereto as Appendix A. The Company’s current Amended and Restated Articles of Incorporation were adopted on May 25, 1999 and were subsequently amended on June 14, 1999 and May 15, 2000 (the “Current Articles”). If approved, the Restated Certificate of Formation will amend and replace the Current Articles in their entirety.

General

The laws of Texas governing corporations have recently been amended by the adoption of the Texas Business Organizations Code, or TBOC. The TBOC was promulgated to modernize applicable law governing Texas entities, including the Texas Business Corporations Act (TBCA), and to consolidate existing law governing Texas entities into one set of statutory provisions. The TBOC became effective on January 1, 2006 for entities formed in Texas on or after that date. Unless existing entities elect early adoption of the TBOC, the TBOC does not apply to them until January 1, 2010. After January 1, 2010, all entities formed in Texas will be governed by the TBOC. The Board of Directors believes it to be in the Company’s best interest to elect early adoption of the TBOC to take advantage of these changes in Texas law, modernize certain provisions of the Current Articles and make the additional changes described below.

The substance of many of the rules applicable to the Company under the TBCA will not change if the Company adopts the TBOC; however, there are some differences. In addition, the terminology in the TBOC has been standardized to apply to more than one type of entity. For example, the primary governing document for all entities is now defined as a “certificate of formation,” whereas a corporation’s charter is referred to as the “articles of incorporation” under the TBCA. The changes proposed will modernize the Current Articles, conform them to reflect the provisions of the TBOC and delete and update provisions that the Company believes are unnecessary, ineffective, confusing or otherwise inappropriate.

If this proposal is approved, the Restated Certificate of Formation will become effective upon filing with the Texas Secretary of State, which the Company intends to do promptly after the Annual Meeting. In addition, upon approval of this proposal, the Company intends to amend and restate the Company’s Restated Bylaws to conform to the TBOC provisions and other changes made in the Restated Certificate of Formation. If this proposal is not approved, the Company will not be permitted to elect early adoption of the TBOC at this time (and will continue to be governed by the TBCA) and the changes proposed in connection with the Restated Certificate of Formation will not be effected. If the Company does not elect early adoption, the TBOC will apply to the Company on January 1, 2010. If the Company does not update its governing documents in connection with this proposal, the Company will likely seek approval of an amendment to the Current Articles at the time the TBOC becomes mandatorily applicable to the Company.

Description of Restated Certificate of Formation

The following table sets forth a general description of the changes to the Current Articles effected by the proposed Restated Certificate of Formation. The full text of the proposed Restated Certificate of Formation is set forth in Appendix A.

Subject Matter	Current Articles (TBCA)	Certificate of Formation (TBOC)	Change Effected by the Restated Certificate of Formation

Name	Article I	Article I	None.

Type of Entity	—	Article II	Because the TBOC has adopted a standardized document for formation of entities, the Company must specifically state the type of entity in the Certificate of Formation. The Company is a for-profit corporation under the TBOC.

Purpose	Article II	Article III	Current drafting practice is to provide that a corporation may engage in any lawful activity for which a corporation may be formed rather than to enumerate permitted activities, and the language has been modified appropriately.

Registered Office/ Registered Agent	Article III	Article IV	This language has been updated to reflect the Company’s current registered agent.

Duration	Article IV	N/A	The TBOC provides that perpetual existence is the default rule for Texas corporations. Therefore, the current language is redundant and has been deleted.

Board; Vacancies	Article V	Article V	In connection with the proposed amendment to the Company’s Restated Bylaws, the Company has elected to update this provision to allow additional flexibility for the board of directors to fill vacancies in accordance with the applicable provisions of Texas law. See further discussion below.

Authorized Shares	Article VI	Article VI	The number of shares that the Company is authorized to issue and the number of shares of common stock and preferred stock have not changed. The Company has modernized the descriptions of the preferred and common stock and updated the descriptions of our Board’s powers with respect to “blank check” preferred stock to conform to modern drafting practices. The Company has also reduced the par value of the preferred stock from $25 per share to $0.01 per share. The Company does not have any outstanding shares of preferred stock.

Subject Matter	Current Articles (TBCA)	Certificate of Formation (TBOC)	Change Effected by the Restated Certificate of Formation
Quorum; Cumulative Voting	Article VII	Article VII	The TBOC does not change the quorum requirements for Texas corporations and no change has been made to the quorum provisions in the Restated Certificate of Formation. Under the TBOC, a corporation must include a statement in its certificate of formation authorizing the right of shareholders to cumulate their votes in the election of directors. As the Company’s shareholders currently may cumulate votes and the Company does not wish to eliminate this right, the Company has not altered the cumulative voting provisions included in the Restated Certificate of Formation.

Preemptive Rights	Article VIII	Article VIII	The Company’s shareholders do not currently have preemptive rights. Although the TBOC eliminates the presumption that shareholders of newly formed entities do not have preemptive rights, because the Company was formed prior to the adoption of the TBOC, it has not eliminated this language from the Restated Certificate of Formation to avoid any potential confusion. The Company has modified the language to reflect current drafting practice.

Allocation of Consideration to Capital Stock	Article VIII	—	The Company has elected to delete this provision to allow flexibility for the Board to make allocations of consideration received by the Company for the issuance and sale of its common stock to its stated capital in accordance with the provisions of Texas law.

Indemnification	Article IX	Article IX	This language has been modernized and updated to conform to Texas law in many respects. However, the Company has also modified this revised Article to contain some additional protections for the Company. See further discussion below.

Liability	Article X	Article X	This language has been updated to conform to the TBOC. No substantive change is intended.

Sale of All or Substantially All of Assets	Article XI	—	The provision in the Current Articles allows shareholders the opportunity to vote on the disposition of assets that are essential to the purpose of the corporation. Because this provision is difficult to evaluate, the Company has eliminated this provision as part of the modernization of the Company’s Restated Certificate of Formation. Under the TBOC, our shareholders will have the opportunity to vote on fundamental transactions, including the sale of all or substantially all of the Company’s assets. See further discussion below.

Changes in Laws	Article XII	—	This provision in the Current Articles purports to allow an affirmative vote of the holders of outstanding shares to approve all future Texas statutes such that these future statutes will be binding on the Company and every shareholder on a retroactive basis. As this provision is unusual and confusing in many respects, the Company has determined that it is appropriate to eliminate this provision.

Subject Matter	Current Articles (TBCA)	Certificate of Formation (TBOC)	Change Effected by the Restated Certificate of Formation
Amendment to Bylaws	Article XIII	Article XI	In connection with the proposed amendment to our Restated Bylaws, the Company has also elected to update this provision to allow additional flexibility for our Board. This provision has been modified to remove the limitation on the board of directors’ ability to alter any bylaw fixing their number, qualifications, classification or term of office. The power to alter these provisions of the bylaws without the necessity of waiting for the next annual meeting or the delay and expense in calling a special meeting of shareholders will enhance the Board’s ability to manage the Company and deal with changed circumstances or requirements.

Minimum Capital	Article XIV	—	The TBOC does not require this language to be included in the certificate of formation. Accordingly, it has been eliminated.

Our Board has unanimously approved the changes to the Current Articles reflected in the Restated Certificate of Formation. Further explanation of certain of the changes is provided below.

Allowing the Board to Fill Director Vacancies. The Current Articles provide that vacancies in the Board that result from an increase in the number of directors may only be filled at a meeting of shareholders, while vacancies that result from resignations or for other reasons may be filled by the Board. As set forth above, the Board is recommending that the Restated Bylaws of the Company be amended to permit a range in the number of directors on the Board, with the specific number within such range to be determined by the Board. The Board believes that the proposed changes included in the Restated Certificate of Formation are a corollary action that will help ensure the flexibility afforded under the proposed amendment to the Restated Bylaws and are consistent with the provisions of the Current Articles that allow the Board to fill vacancies created by resignations or for other reasons. The proposed changes will provide the Board with the statutory powers granted in these matters under Texas law.

Amendments to Indemnification Provisions. Article IX of the Current Articles provides a limited amount of guidance regarding the procedures for indemnification by the Company. The amendment included in the Restated Certificate of Formation provides a greater level of clarity and specificity regarding indemnification claims and the associated procedures. Furthermore, Article IX of the Current Articles requires that the Company indemnify all employees in certain circumstances, which is an unusual and potentially costly and burdensome requirement. The amendment makes indemnification of employees (other than employees who are also directors and officers) available at the Company’s option, which will allow the Company to indemnify employees in those circumstances it finds appropriate, without imposing mandatory indemnification.

The amendment also prohibits the Company from indemnifying any person under Article IX in situations where such person has admitted or been found by a court to have taken actions in bad faith, that were the result of active and deliberate dishonesty or that resulted in such person gaining an illegal profit. The Board of Directors believes that this limitation is desirable to help prevent the waste of corporate assets to defend conduct of the type described.

Elimination of the “Essential” Purpose Test. The Current Articles provide that the holders of at least a majority of the outstanding shares of the Company must approve the sale, exchange or other disposal by the Company of property that is “essential to the conduct of its corporate business and purposes”. The Company is unaware of any court decision interpreting a provision similar to the “essential” purpose test set forth in Article XI of the Current Articles under Texas law. The language of

Article XI expressly contemplates that assets and property of the Company that are “essential” to the Company may be less than “all or substantially all” of the assets and property of the Company. Accordingly, when selling, leasing exchanging or otherwise disposing of any asset, the Company must consider whether such asset is “essential” to its corporate business and purpose.

The TBOC requires the approval of at least two-thirds of the outstanding shares of stock of the Company prior to consummating any sale, lease, exchange or other disposal of all or substantially all of the assets or property of the Company. Under the TBOC, a “sale of all or substantially all of the assets” of a corporation does not include a transaction that results in the corporation directly or indirectly continuing to engage in one or more businesses or applying a portion of the consideration received in connection with the transaction to the conduct of the business in which it engages after the transaction. The TBCA contains a similar test with respect to the sale of all or substantially all of a corporation’s assets. The Company is not proposing to alter or eliminate the shareholder voting requirement contained in Texas law. If the Restated Certificate of Formation is adopted, the TBOC would apply and the Company would be required to obtain the approval of at least two-thirds of the outstanding shares of stock of the Company prior to consummating any sale, lease, exchange or other disposal of all or substantially all of the assets or property of the Company not made in the usual and regular course of business that did not fall within the exceptions described above.

It is difficult to determine with certainty the circumstances under which a sale, exchange or other disposition would require shareholder approval under the current terms of Article XI. For example, the Company believes that a disposition of any one of its businesses would not require a shareholder vote under the current Article XI because the Company believes that none of its businesses, considered alone, would be considered “essential” to the conduct of the Company’s business as a whole, the Company’s analysis ultimately will depend on the final terms and conditions of any disposition. If the Restated Certificate of Formation is approved by the Company’s shareholders, it is possible that a future transaction that arguably would have triggered the shareholder approval requirement under the current “essential” purpose test would not require shareholder approval under the TBOC. Therefore, approval of this proposal and adoption of the Restated Certificate of Formation could affect your rights to vote on future dispositions of the Company’s assets.

If a quorum exists at the Annual Meeting of Shareholders, the adoption of the Restated Certificate of Formation proposed in this section will be adopted if at least two-thirds of the shares outstanding vote in favor of such proposal.

The Board of Directors recommends a vote FOR approval of this proposal.

SHAREHOLDER’S PROPOSAL

The Company has been advised that a shareholder (whose name and stock ownership will be provided promptly either orally or in writing upon request to the Secretary of the Company) will introduce the following proposal for action at the annual meeting. The proposal is reproduced below in the form received from the proponent, and the Company is not responsible for the accuracy or inaccuracy of any statements made in the proposal or the supporting statement. After reviewing the proposal, management of the Company and the Board have concluded not to support the proposal for the reasons stated hereinafter.

“Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of TXU Corp. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (articles of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Texas. Among other issues, Texas corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Texas law provides that unless a company’s articles of incorporation or bylaws provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Texas Statutes, Business Corporation Act, Article 2.28, Section C.)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are ‘withheld’ from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advances Micro Devices, Freeport McMoRan, Marathon Oil, Marsh & McLennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The public shareholders of many of the largest corporations headquartered in the United States elect their boards of directors by plurality vote. This methodology is known and understood by shareholders and a plurality voting system does not prevent the Company’s shareholders from challenging and defeating board nominees. Furthermore, as described below, there are significant risks involved with implementation of the shareholder proposal. Therefore, the Board recommends that you vote against this proposal.

The Board believes that while conceptually the proposed approach is simple, implementation of the proposal would establish a potentially disruptive vote requirement that the Board does not believe is reasonable. For example, under the proposal the Board determines what would happen if one or more candidates who are incumbent directors fail to receive a majority of the votes cast, or if a contested election results in a similar failed election. In such circumstances, the proposal may put the Board in the position of filling the resultant vacancy, reducing shareholder choice rather than enhancing it. The failed election scenario carries other potential consequences ranging from contractual violations to noncompliance with regulatory requirements. For example, the proposal does not describe how the Company should handle a situation in which a candidate’s (or candidates’) failure to obtain a majority vote would leave the Company with less than the majority of independent directors, as required under applicable NYSE regulations.

Finally, the proposal may have the unintended consequence of unnecessarily increasing the cost of soliciting shareholder votes. The Company may need to employ a proactive telephone solicitation, a second mailing or other vote-getting strategy to obtain the required vote. The end result may be increased spending by the Company in routine elections. Your directors believe this would not be a good expenditure of shareholder funds.

In short, the proposal offers no guidance on the appropriate handling of a number of significant issues that could logically result from its implementation. Such issues have prompted an American Bar Association (ABA) task force researching the matter to recommend against adopting a straight majority voting policy like that contained in the proposal. Instead, the ABA proposes a solution that would maintain a plurality system as a baseline, with an option to implement a process that allows for potential removal of directors receiving fewer “for” than “against” votes.

Consistent with ABA task force’s recommendations and the Company’s commitment to strong and effective corporate governance practices, the Board has recently adopted a change to its corporate governance guidelines that has many of the perceived advantages of the proposed majority vote standard, while avoiding much of the uncertainty and unintended consequences of the proposal. The Company’s corporate governance guidelines currently provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Governance Committee would then consider the resignation offer and recommend to the Board whether to accept it. The Board would then act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a filing with the SEC. Under this system, the Company avoids the problems of holdover directors and similar difficulties, without limiting the Board’s ability to function and take action it believes is in the best interest of all shareholders.

The Company has been actively engaged in an ongoing initiative to achieve excellence in corporate governance and believes it has made great progress on this front. In 2005, the Company accelerated the expiration of its shareholder rights plan. In addition, the Company currently elects all directors each year (i.e., the Company does not have a staggered or classified Board) and shareholders have the right to cumulate votes in the election of directors.

The Company remains open to and watchful of developments in this area, and looks forward to the opportunity to establish procedures that are backed by well-reasoned consensus on appropriate corporate governance practices. In the meantime, the Company believes it prudent to continue its history of electing, by a plurality, strong and independent boards. It is worth noting that since 1998 (the earliest year for which records are readily available), the average affirmative vote for all directors has been greater than 91% of the shares voted through the plurality process. In other words, the Company has a record of nominating directors in whom shareholders have demonstrated an overwhelming confidence. Thus, the Board believes that instituting a vote requirement that increases uncertainty would be detrimental to the Company’s demonstrated commitment to implementing appropriate corporate governance practices.

OTHER BUSINESS

Other than as stated herein, the Board does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Dated: April 5, 2006

Whether or not you will be able to attend the meeting,

please vote your shares promptly.

APPENDIX A

RESTATED CERTIFICATE OF FORMATION

TXU CORP.

ARTICLE I.

The name of the corporation is TXU Corp. (the “Corporation”).

ARTICLE II.

The Corporation is a for-profit corporation.

ARTICLE III.

The purposes for which the Corporation is formed are all lawful purposes for which for-profit corporations may be formed under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV.

The street address of the registered office of the Corporation is 350 North St. Paul Street, Dallas, Texas 75201, and the name of its registered agent at such address is CT Corporation System.

ARTICLE V.

The affairs of the Corporation shall be managed by a board of directors, who shall be chosen by ballot at the annual meeting of the shareholders, or any meeting of shareholders held in place thereof, and shall serve until their successors are elected unless removed as herein provided for.

Vacancies in the board of directors may be filled by a majority of the remaining directors, even if the majority of directors constitutes less than a quorum of the board of directors. Any director elected to fill such a vacancy shall hold office for the remainder of the full term of the director whose departure from the board of directors created the vacancy and until such newly elected director’s successor shall have been duly elected and qualified. The board of directors shall not fill more than two vacancies resulting from any increase in the number of directors during the period between two successive annual meetings of shareholders.

The shareholders of the Corporation may remove a director or the entire board of directors of the Corporation, with or without cause, at a meeting called for that purpose, by a vote of the holders of the majority of the shares entitled to vote at an election of the director or directors. If less than the entire board is to be removed, a director may not be removed if the votes cast against the removal would be sufficient to elect the director if cumulatively voted at an election of the entire board of directors.

The number of directors presently constituting the board of directors of the Corporation is ten and the names and addresses of the persons now serving as directors are as follows:

Name	Address
E. Gail de Planque	1601 Bryan Street, Dallas, Texas 75201
Leldon E. Echols	1601 Bryan Street, Dallas, Texas 75201
Kerney Laday	1601 Bryan Street, Dallas, Texas 75201
Jack E. Little	1601 Bryan Street, Dallas, Texas 75201
Gerardo I. Lopez	1601 Bryan Street, Dallas, Texas 75201
J.E. Oesterreicher	1601 Bryan Street, Dallas, Texas 75201
Michael W. Ranger	1601 Bryan Street, Dallas, Texas 75201
Leonard H. Roberts	1601 Bryan Street, Dallas, Texas 75201
Glenn F. Tilton	1601 Bryan Street, Dallas, Texas 75201
C. John Wilder	1601 Bryan Street, Dallas, Texas 75201

ARTICLE VI.

The total number of shares that may be issued by the Corporation is one billion fifty million (1,050,000,000) shares, of which fifty million (50,000,000) shares are classified as serial preference stock having the par value of $0.01 per share (“Preferred Stock”), and one billion (1,000,000,000) shares are classified as common stock without par value (“Common Stock”).

The descriptions of the different classes of stock of the Corporation and the designations, preferences, limitations and relative rights, including voting rights, of said classes of stock are as follows:

Division A — Preferred Stock

The shares of Preferred Stock may be divided into and issued in one or more series, the relative powers, preferences and rights of which series may vary in any and all respects. The board of directors or a duly appointed committee of the board of directors is expressly vested with the authority to fix, by resolution or resolutions providing for the issuance of any shares of each particular series of Preferred Stock and incorporate in a statement of resolutions filed with the Secretary of State of the State of Texas, the designations, preferences, limitations and relative rights of the shares of each series of Preferred Stock, to the extent not provided for in this certificate of formation, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the board of directors or a duly appointed committee of the board of directors may not decrease the number of shares within a series of Preferred Stock below the number of shares within such series that is then issued. The authority of the board of directors and any duly appointed committee thereof with respect to fixing the designations, preferences, limitations and relative rights of each such series of Preferred Stock shall include, but not be limited to, determination of the following:

(1) the distinctive designation and number of shares of that series;

(2) the rate of dividends, if any, (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the Corporation;

(3) the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;

(4) whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

(5) the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation or winding up and termination of the Corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the Corporation;

(6) the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

(7) whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(8) the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

(9) the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, winding up and termination;

(10) any other repurchase obligations of the Corporation, subject to any limitations of applicable law; and

(11) any other designations, preferences, limitations or relative rights of shares of that series.

Any of the designations, preferences, limitations or relative rights of any series of Preferred Stock may be dependent on facts ascertainable outside this certificate of formation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the board of directors or a duly appointed committee thereof pursuant to authority expressly vested in it by this certificate of formation. Except as the TBOC or this certificate of formation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or any class of capital stock of the Corporation.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time in the resolution or resolutions adopted pursuant to the authority granted in this Division A of this Article VI, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the resolution or resolutions adopted with respect to any series of Preferred Stock may provide that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the relative powers, preferences and rights of such series.

Division B — Common Stock

1. Dividends. Dividends may be paid on the Common Stock, as the board of directors or a duly appointed committee of the board of directors shall from time to time determine, out of any assets of the Corporation available for such dividends, subject to the rights of all outstanding shares of capital stock ranking senior to the Common Stock in respect of dividends.

2. Distribution of Assets. In the event of any liquidation, winding up or termination of the Corporation, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of its Common Stock, after there shall have been paid to or set aside for the holders of capital stock ranking senior to the Common Stock in respect of rights upon liquidation, winding up and termination the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its shareholders.

3. Voting Rights. Subject to the voting rights expressly conferred under prescribed conditions upon the stock ranking senior to the Common Stock, the holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes.

ARTICLE VII.

The holders of a majority of the aggregate number of shares of the outstanding stock of the Corporation, entitled to vote upon any matter to be acted upon, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of shareholders, but less than a quorum shall have power to adjourn. At all meetings of the shareholders, each shareholder entitled to vote shall be entitled to one vote for each share of stock held by him and recorded in his name on the record date for such meeting, and may vote and otherwise act either in person or by proxy, except that in all elections for directors every shareholder entitled to vote shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall think fit. Any shareholder who intends to cumulate his votes shall give written notice of such intention to the secretary of the Corporation on or before the day preceding the election at which such shareholder intends to cumulate his votes. Unless otherwise provided by the TBOC or by the certificate of formation of the Corporation, when a quorum is present at any meeting, a majority of the stock represented thereat shall decide any question before such meeting.

ARTICLE VIII.

No shareholder shall have any preemptive right to acquire any proportional amounts of the Corporation’s unissued or treasury shares on the decision of the board of directors to issue such shares.

ARTICLE IX.

1. Right to Indemnification. Subject to the limitations and conditions as provided in this Article IX, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such person in connection with such proceeding, and indemnification under this Article IX shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Article IX shall be deemed contract rights, and no amendment, modification or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IX could involve indemnification for negligence or under theories of strict liability.

2. Limitation on Indemnification. Subject to applicable law, notwithstanding any language in this Article IX to the contrary, in no event shall any person be entitled to indemnification pursuant to this Article IX if it is established or admitted:

(a) in a final judgment of a court of competent jurisdiction; or

(b) by such person in any affidavit, sworn statement, plea arrangement or other cooperation with any government or regulatory authority that:

(i) the person’s acts or omissions that would otherwise be subject to indemnification under this Article IX were committed in bad faith or were the result of active and deliberate dishonesty; or

(ii) such person personally gained a profit to which he or she was not legally entitled with an action or omission that would otherwise be subject to indemnification pursuant to this Article IX.

3. Advancement of Expenses. The right to indemnification conferred in this Article IX shall include the right to be paid or reimbursed by the Corporation the reasonable expenses incurred by a person of the type entitled to be indemnified above who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of a written affirmation by such indemnified person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article IX and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article IX or if such indemnification is prohibited by applicable law.

4. Indemnification of Employees and Agents. The Corporation, by adoption of a resolution by the board of directors or a duly appointed committee of the board of directors, may indemnify and advance expenses to an employee or agent of the Corporation to the same extent and subject to the same conditions under which it may indemnify and advance expenses to directors and officers under this Article IX; and, the Corporation, by adoption of a resolution by the board of directors or a duly appointed committee of the board of directors, may indemnify and advance expenses to persons who are not or were not directors, officers, employees or agents of the Corporation but who are or were serving at the request of the Corporation as a director, officer, manager, member, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a person to the same extent that it may indemnify and advance expenses to directors and officers under this Article IX.

5. Appearance as a Witness. Notwithstanding any other provision of this Article IX, the Corporation may pay or reimburse expenses incurred by a director, officer, employee, agent or other person in connection with his or her appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.

6. Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article IX shall not be exclusive of any other right which a director or officer or other person indemnified pursuant to this Article IX may have or hereafter acquire under any law (common or statutory), provision of this certificate of formation or the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

7. Insurance. The Corporation may purchase, procure, establish and maintain, at its expense, insurance or another arrangement to indemnify or hold harmless, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, member, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article IX.

8. Shareholder Notification. To the extent required by law, any indemnification of or advance of expenses to a director in accordance with this Article IX shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders’ meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

9. Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director, officer or any other person indemnified pursuant to this Article IX as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

For purposes of this Article IX, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, limited liability company, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer, manager, member or employee of the Corporation which imposes duties on, or involves services by, such director, officer, manager, member or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

ARTICLE X.

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for:

(a) a breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law;

(c) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI.

The bylaws of the Corporation may be altered, changed or amended as provided by statute, or at any meeting of the board of directors by affirmative vote of a majority of all of the directors, if notice of the proposed change has been delivered or mailed to the directors at least ten days before the meeting.

Meyerson Symphony Center

2301 Flora Street
Dallas, TX 75201-2413
214-670-3737

Downtown Dallas
N
W
E
S
McKinney Avenue
Woodall Rogers Fwy.
Routh St.
Leonard St.
Flora St.
Crockett
Munger
Meyerson Symphony Center
N. Pearl St.
Olive St.
Parking Lot
Cathedral Parking Garage
Arts District Garage
Ross Ave.
N. Harwood St.
N. St. Paul St.
San Jacinto St.
Bryan St.
75 – N. Central Expy.

From Woodall Rogers Freeway

- **When traveling East, take the St. Paul exit, cross over the freeway, take an immediate left on the service road, turn right on Pearl Street to the Meyerson Symphony Center.**
- **When traveling West, take the Pearl Street exit to the Meyerson Symphony Center.**

Map is not to scale.
Parking is available at the three shaded locations. Parking tickets will be validated inside the Meyerson lobby.

TXU CORP. 1601 Bryan Street Dallas, TX 75201-3411

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Kim K.W. Rucker, Senior Vice President, Secretary and Chief Governance Officer of the Company, and Diane J. Kubin, Assistant Secretary of the Company, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent all shares of common stock of TXU Corp. held of record by the undersigned on March 21, 2006 at the annual meeting of shareholders of the Company to be held in the Eugene McDermott Concert Hall, Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas on Friday, May 19, 2006, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

(Continued on reverse side)

COMMENTS:

14475

ANNUAL MEETING OF SHAREHOLDERS OF

TXU Corp.

May 19, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on May 18, 2006.

ê    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.    ê

DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES AND A VOTE “FOR” ITEMS 2 THROUGH 4 AND “AGAINST” ITEM 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEE	NOMINEES: O E. Gail de Planque	2. Approval of auditors – Deloitte & Touche LLP.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Leldon E. Echols O Kerney Laday O Jack E. Little	3. Approval of amendment to the Company’s restated bylaws.	☐	☐	☐
☐ FOR ALL EXCEPT (See instructions below)	O Gerardo I. Lopez O J. E. Oesterreicher	4. Approval of the Company’s restated certificate of formation.	☐	☐	☐
	O Michael W. Ranger O Leonard H. Roberts O Glenn F. Tilton O C. John Wilder	5. Shareholder proposal to elect directors by majority vote.	☐	☐	☐

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●	This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1 through 4 and AGAINST Item 5.

Receipt is acknowledged of the Annual Report of the Company for 2005 and the notice of Annual Meeting of Shareholders and Proxy Statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.